EXHIBIT 10.1

AMENDED AND RESTATED OPERATION AND MAINTENANCE SERVICES AGREEMENT

(CHENIERE CREOLE TRAIL PIPELINE)

BY AND AMONG
CHENIERE LNG O&M SERVICES, LLC (“O&M SERVICES”),
CHENIERE ENERGY PARTNERS GP, LLC (“OPERATOR”)
AND

CHENIERE CREOLE TRAIL PIPELINE, L.P. (“OWNER”)

TABLE OF CONTENTS
Page

Article I. DEFINITIONS AND INTERPRETATION		1

1.1	Definitions	1
1.2	Rules of Construction	9

Article II. APPOINTMENT OF OPERATOR AND TERM		9

2.1	Appointment	9
2.2	Term	10

Article III. SCOPE OF SERVICES		10

3.1	Generally	10
3.2	Services	10
3.3	Operator to Act as Independent Contractor	10
3.4	Exclusions from Services	10
3.5	Cooperation and Coordination with Manager	11
3.6	Risk of Loss	11
3.7	Standard for Performance of Obligations	11
3.8	Government Approvals	12
3.9	Liens	12
3.10	Qualification to Operator's Obligations	12
3.11	Federal DOT Operator Qualification	13

Article IV. RESPONSIBILITIES AND RIGHTS OF OWNER		13

4.1	Owner Responsibilities	13
4.2	Owner's Retained Rights	14
4.3	Review and Approval	15
4.4	Government Approvals	15

Article V. O&M EMPLOYEES AND REPRESENTATIVES OF PARTIES		15

5.1	O&M Employees; Subcontractors	15
5.2	Employee Compliance with Regulations	15
5.3	Representative of Operator	16
5.4	Representative of Owner	16
5.5	Operator Employment of O&M Employees	17
5.6	Statutory Employees for Purposes of Louisiana Worker's Compensation
	Act	17

Article VI. INFORMATION, REPORTS, AUDITS, RECORDS AND FERC
	REQUIREMENTS	17

6.1	Information; Project Contracts	17
6.2	Reports and Written Notices.	18
6.3	Cooperation With and Reporting to Governmental Authorities	19
6.4	Notice of Certain Matters	21
6.5	Notice of Other Matter	21

i

6.6	Books and Record	21
6.7	Audits	22

Article VII. OPERATING PLANS AND BUDGETS		22

7.1	Maintenance Program	22
7.2	Operating Plans and Budget	22
7.3	Approval of Operating Plans, Budgets, and Maintenance Program	23
7.4	Changes in Plans or Budgets	24
7.5	Monthly Meetings; Modification of Operating Plan	25
7.6	Deviation	25

Article VIII. CAPITAL BUDGET		25

8.1	Capital Budget Submittal	25
8.2	Capital Budget Approval	26
8.3	Commencement of Capital Projects	26
8.4	Additional Work Orders, Amendment, and Cancellation	26
8.5	Work Order Variances	27

Article IX. RESPONSIBILITY FOR COSTS AND EXPENSES		27

9.1	Owner and Operator Responsibility; Procurement of Materials and
9.2	Services	27
9.3	Operating Expenses	27
9.4	Limitations	29
9.5	O&M Account	29
9.6	Estimated Operating Expenses	29
9.7	Billing Reports	30
9.8	Budget Reconciliation	30
9.9	Taxes	30

Article X. FORCE MAJEURE		31

10.1	Nonperformance	31
10.2	Obligation to Diligently Cure Force Majeure	31
10.3	Effect of Continued Event of Force Majeure	31
10.4	Labor Matters Exception	32

Article XI. EVENTS OF DEFAULT AND REMEDIES		32

11.1	Operator Events of Default	32
11.2	Owner Events of Default	32
11.3	Remedies	33
11.4	Termination Procedure	33
11.5	Successor to Operator	33
11.6	Survival of Certain Provisions	34

Article XII. INDEMNIFICATION		34

12.1	Loss or Damage to the Facilities	34
12.2	Operator Indemnity	34
12.3	Owner Indemnity	35

12.4	Louisiana Oilfield Anti-Indemnity Act	36
12.5	Other Indemnity Rules	36

Article XIII		36

LIMITATION OF LIABILITY		36

13.1	Limitation of Liability	36
13.2	CONSEQUENTIAL DAMAGES	36

Article XIV. INSURANCE

14.1	Operator's Insurance Responsibilities	37
14.2	Owner's Insurance Responsibilities	37
14.3	Subcontractors' Insurance	37
14.4	Insurance Policies	37
14.5	Other Requirements and Insurance Certificates	37
14.6	Budget	38
14.7	Disclosure of Claims	38

Article XV. ASSIGNMENT		38

15.1	Assignment	38

Article XVI. CONFIDENTIALITY		38

16.1	Confidential Information	38
16.2	Permitted Disclosure	39
16.3	Additional Undertakings of Operator	39
16.4	Public Announcements	39

Article XVII. EMERGENCIES		40

17.1	Emergencies	40
17.2	Notice; Further Action	40
17.3	Owner's Notice	40

Article XVIII. DISPUTE RESOLUTION		40

18.1	Negotiation	40
18.2	Arbitration	41
18.3	Continuation of Work During Dispute	41

Article XIX. NOTICES		42

19.1	Notice	42
19.2	Effective Time of Notice	42

Article XX. REPRESENTATIONS AND WARRANTIES		43

20.1	Representations and Warranties by Each Party	43
20.2	Additional Representations and Warranties by Operator	44
20.3	OWNER'S DISCLAIMER	44
20.4	DISCLAIMER OF ALL OTHER WARRANTIES	44

Article XXI. MISCELLANEOUS		44

21.1	Severability	44
21.2	Entire Agreement	44
21.3	Amendment	44
21.4	Additional Documents and Actions	45
21.5	Schedules	45
21.6	Interest for Late Payment	45
21.7	Services-Only Contract	45
21.8	Counterparts	45
21.9	Governing Law	45
21.10	No Third Party Beneficiary	45
21.11	No Partnership	45

LIST OF SCHEDULES
Schedule 1    Services Provided by Operator
Schedule 2    Operating Plan and Budget Information
Schedule 3    Standing Procedures
Schedule 4    Owner's FERC Standards of Conduct
Schedule 5    List of Project Contracts

AMENDED AND RESTATED OPERATION AND MAINTENANCE SERVICES AGREEMENT
THIS AMENDED AND RESTATED OPERATION AND MAINTENANCE SERVICES AGREEMENT (“Agreement”) is entered into effective as of May 27, 2013, by and between Cheniere Creole Trail Pipeline, L.P., a Delaware limited partnership (“Owner”), Cheniere Energy Partners GP, LLC, a Delaware limited liability company (“Operator”), both with offices at 700 Milam Street, Suite 800, Houston, Texas 77002, and solely for purposes of Section 3.1, 5.1, 9.8, Article XII, Article XVIII, Article XIX and Section 21.3 and the related definitions used therein, Cheniere LNG O&M Services, LLC (“O&M Services”), a Delaware limited liability company. Owner and Operator may be referred to herein individually as a “Party” or collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, Cheniere LNG O&M Services, L.P., whose interest was assigned to Operator, and Owner entered into that certain Operation and Maintenance Services Agreement dated as of November 26, 2007 (the “Original Agreement”), and
WHEREAS, Operator and Owner desire to amend and restate the Original Agreement in its entirety as set out below.
NOW, THEREFORE, the Parties agree that the Original Agreement is hereby amended and restated in its entirety as follows:
ARTICLE I.
DEFINITIONS AND INTERPRETATION
12.1Definitions. When used in this Agreement, the following terms shall have the following meanings:
“AAA” is defined in Section 18.2.
“AAA Rules” is defined in Section 18.2.
“Abbreviated Application” means the Abbreviated Application for a Certificate of Convenience and Necessity in FERC Docket No. CP12-351 allowing for Bi-directional flow of Natural Gas through the Facilities.
“Actual Operating Expenses” means, with respect to any period, the aggregate of all expenses incurred by Operator in connection with the performance of the Services during such period, including expenses incurred by Operator in accordance with Article XVII in responding to an Emergency.
“Additional Agreement” is defined in Section 6.1.

“Affiliate” means, in relation to any Person, a Person that controls, is controlled by or is under common control with such Person. As used in this definition the terms “control,” “controlled by,” or “under common control with” shall mean the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities of such Person or the power or authority, through the ownership of voting securities, by contract, or otherwise, to direct the management, activities, or policies of such Person.
“Agreement” means this Amended and Restated Operation and Maintenance Services Agreement, as amended from time to time.
“Applicable Laws” means the applicable laws, rules, and regulations, including common law, of any Government Authority.
“Approved Budget” means for each Operating Year the Budget which is part of an Operating Plan approved by Owner pursuant to Article VII, as modified from time to time in accordance with the terms hereof.
“Approved Capital Budget” means for each Operating Year, or portion thereof, the Capital Budget as approved by Owner pursuant to Article VIII, as modified from time to time in accordance with the terms hereof.
“Approved Maintenance Program” means for each Operating Year the Maintenance Program as approved by Owner pursuant to Article VII, as modified from time to time in accordance with the terms hereof.
“Approved Operating Plan” means for each Operating Year, the Operating Plan approved by Owner pursuant to Article VII, as modified from time to time in accordance with the terms hereof.
“Base Rate” means the interest rate per annum equal to the lesser of (a) the prime rate (sometimes referred to as the base rate) for corporate loans as published by The Wall Street Journal in the money rates section on the applicable date (or if The Wall Street Journal ceases or fails to publish such a rate, the prime rate (or an equivalent thereof) in the United States for corporate loans determined as the average of the rates referred to as prime rate, base rate or the equivalent thereof, quoted by J.P. Morgan Chase & Co., or any successor thereof, for short term corporate loans in Texas on the applicable date) plus two percent (2%) or (b) the maximum lawful rate from time to time permitted by Applicable Law. The Base Rate shall change as and when the underlying components thereof change, without Notice to any Person.
“Billing Report” means a monthly report prepared by Operator pursuant to Section 9.6 which shall set forth all amounts reasonably and properly incurred by Operator in the performance of the Services and its obligations under this Agreement during that Month and which shall include all amounts reasonably and properly incurred by Operator in respect of the employment of O&M Employees and Subcontractors performing the Services.

“Budget” means for each Operating Year, the budget comprising part of the Operating Plan for such Operating Year prepared by Operator and submitted to Owner for its approval under Article VII.
“Capital Budget” means for each Operating Year, the budget relating to the replacement of the Facilities that require capital expenditures for such Operating Year prepared by Operator and submitted to Owner for its approval under Article VIII.
“Confidential Information” is defined in Section 16.1.
“Contractor” means a party other than Owner or Operator to a Project Contract.
“CPI” means the United States Consumer Price Index for All Urban Consumers as published from time to time by the Bureau of Labor Statistics of the U.S. Department of Labor (All Urban Consumers, U.S., All Items, 1982-1984, Not Seasonally Adjusted, Series I.D. CUUR0000SA0), or if such index is no longer published then such other index as Operator may select and Owner shall approve, which approval shall not be unreasonably withheld; provided that, if an incorrect value is published for such index, and such error is corrected and published within ninety (90) Days of the date of the publication of such incorrect index, such corrected index will be substituted for the incorrect index and any calculations involving such index will be recalculated and the Parties will take any necessary actions based upon these revised calculations, including adjustments of amounts previously invoiced and/or paid.
“CPT” means prevailing local time in the Central time zone.
“Customer” means a customer of Owner.
“Day” or “day” means each twenty-four (24) Hour period from 00:00:01 a.m. to 24:00:00 p.m. CPT.
“Discriminatory Practice” means a pattern or practice of favoring the interests of Affiliates of Operator (other than Cheniere Energy Partners, L.P. and its subsidiaries) above the interests of Cheniere Energy Partners, L.P. and its subsidiaries when there is a conflict in such interests related to the provision of Services under this Agreement.
“Dispute” means any dispute, controversy or claim (of any and every kind or type whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Agreement.
“Dispute Notice” is defined in Section 18.1
“DOT” means the U.S. Department of Transportation.
“EFM” means electronic gas measuring devices.

“EH&S” means certain regulatory obligations of the Owner under FERC, pipeline safety, environmental, and occupational safety and health regulations of Governmental Authorities having jurisdiction over the Facilities.
“Emergency” means any situation which is likely to impose an immediate threat of injury to any individual or material damage or material economic loss to all or any part of the Facilities; provided that a situation resulting from the failure to adhere to an Approved Budget shall not constitute an Emergency to the extent such failure was reasonably foreseeable at the time Operator proposed the then-applicable Operating Plan. The Operating Plan shall not include budget contingencies for unknown leaks or spills and/or any unplanned release of Natural Gas, lubricants, or other consumables, nor shall it include budget contingencies for mitigation and/or recovery associated with future tropical storms, hurricanes, or other future Force Majeure Events.
“Extension Term” is defined in Section 2.2.
“Facilities” means (a) the 92 miles of 42-inch diameter pipeline pursuant to Owner's FERC Certificate and shall include all of the facilities comprising Owner's natural gas Creole Trail Pipeline commencing in Southwest Louisiana, including but are not limited to, pipeline facilities, launchers and receivers, cathodic protection, metering and regulating facilities, gas heaters, EFM, RTU, communications, gas quality measurement equipment, and all appurtenances thereto, and (b) when placed into commercial operation, the improvements and modifications needed to allow for bi-directional Natural Gas flows on the pipeline described in clause (a) of this definition and interconnection of said pipeline to the SPL Facility for which FERC authorization has been sought under the Abbreviated Application.
“FERC” means the Federal Energy Regulatory Commission.
“FERC Authorization” means (a) the authorizations by the FERC issued on December 21, 2004 and June 15, 2006 granting to Owner the approvals requested in that certain application filed by Owner with the FERC in Docket Nos. CP05-357-006 and CP07-426-000 as amended by the FERC authorizations issued thereafter and (b) upon issuance, the authorization by the FERC granting the Abbreviated Application.
“FERC Gas Tariff” means the rate schedules and general terms and conditions in effect at any given time via FERC Authorization.
“Force Majeure Event” means acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints of governments and people, civil disturbances, explosions, breakage or accidents to machinery or lines of pipe, the necessity for making repairs or alterations to machinery or lines of pipe, freezing of wells or lines of pipe, unplanned outages on a shipper's facilities, unplanned outages on Transporter's pipeline system, the inability of Transporter's pipeline system to deliver gas, acts of civil or military authority (including, but not limited to, courts or administrative or regulatory agencies) partial or entire failure of source of supply, and any other cause, whether of the kind herein enumerated or otherwise, not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome; such term shall likewise include in those instances where either Party is required to obtain servitudes, rights of way grants, permits or licenses to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or the delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights of way grants, permits or licenses; and in those instances where either Party is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure grants or permissions from any governmental agency to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or the delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies, permits and permissions (provided that to the extent such Party has contracted with an affiliate to obtain such materials and supplies, permits, and permissions, such Party shall be entitled to rely on this provision to excuse such inability or delay only to the extent of an inability or delay reasonable in comparison to arms-length transactions with nonaffiliates).
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Government Approvals” means all permits, licenses, approvals, certificates, consents, concessions, acknowledgments, agreements, decisions, and other forms of authorizations from, or filing with, or notice to, any Government Authority.
“Government Authority” means any federal, state, local or municipal governmental body, and any governmental, regulatory, or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative policy, regulatory, or taxing authority or power, or any court or governmental tribunal.
“GP Board” means the Board of Directors of Cheniere Energy Partners GP, LLC
“Hour” or “hour” means sixty (60) minute intervals in each Day.
“Initial Term” is defined in Section 2.2.
“Labor Costs” means all payroll costs, including salaries, employee benefits and payroll taxes (net of any related tax refunds, rebates or similar reductions received by any member of the Operator Group) payable by Operator in accordance with the Approved Budget and Operating Plan.
“License Agreements” means the licenses assigned to Owner in accordance with Section 5.7 of the Amended and Restated Purchase and Sale Agreement dated as of August 9, 2012, by and among Cheniere Pipeline Company, Grand Cheniere Pipeline, LLC, Cheniere Energy Partners, L.P. and Cheniere Energy, Inc., as such licenses may be amended or supplemented from time to time in accordance with Section 6.1.

“Lien” means any liens for Taxes or assessments, builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, or carrier liens, or other similar liens.
“LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Cheniere Energy Partners GP, LLC, as may be amended from time to time.
“LNG” means Natural Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.
“Loss” means any losses, liabilities, costs, expenses, claims, proceedings, actions, demands, obligations, deficiencies, lawsuits, judgments, awards, or damages..
“Maintenance Program” means the major equipment maintenance program for the Facilities prepared by Operator and submitted to Owner for its approval under Section 7.1.
“Manager” means the Manager under the Management Services Agreement.
“Management Services Agreement” means the Management Services Agreement of even date herewith between Owner and Cheniere LNG Terminals, LLC, as Manager.
“Manufacturer's Recommendations” means the instructions, procedures, and recommendations which are issued by the manufacturer of any equipment used at the Facilities relating to the operation, maintenance, or repair of such equipment, and any revisions or updates thereto from time to time issued by the manufacturer.
“Month” means the period beginning at 00:00:01 a.m., CPT, on the first Day of each calendar month and ending at the same time on the first Day of the next succeeding calendar month.
“Natural Gas” means any mixture of hydrocarbons and other gases consisting primarily of methane which at a temperature of sixty degrees Fahrenheit (60°F) and at an absolute pressure of 1.01325 bar is predominately in the gaseous state.
“Notice” is defined in Section 19.1.
“O&M Account” is defined in Section 9.4.
“O&M Employees” means the employees of Operator or any Affiliate of Operator (other than Cheniere Energy Partners, L.P. and its subsidiaries (including Owner)) who are engaged by Operator to perform Services under this Agreement, but excludes all senior officers of Cheniere Energy, Inc.
“O&M Procedures Manual” means the manual containing the operation and maintenance procedures prepared by Operator and approved by Owner.
“O&M Services” is defined in the introductory paragraph of this Agreement.

“Operating Expenses” is defined in Section 9.2.
“Operating Period” means the period commencing on November 26, 2007 and ending upon termination of the term of this Agreement.
“Operating Plan” means the operating plan and where required related budget for the Facilities prepared by Operator and submitted to Owner for its approval pursuant to Article VII.
“Operating Year” means the period commencing on November 26, 2007 through 12:00 midnight, CPT, on the next December 31, and each Year thereafter in the term hereof commencing 12:00 midnight, CPT, on December 31 of the prior Year and ending 11:59 p.m., CPT, on December 31 of the following Year.
“Operator” is defined in the introductory paragraph of this Agreement.
“Operator Events of Default” is defined in Section 11.1.
“Operator Group” means (i) Operator and its Affiliates (other than Cheniere Energy Partners, L.P. and its subsidiaries (including Owner)) and (ii) the respective directors, officers, agents, employees, representatives of each Person specified in clause (i) above.
“Operator's Representative” is defined in Section 5.3.
“Owner” is defined in the introductory paragraph of this Agreement
“Owner Action” is defined in Section 5.4.
“Owner Events of Default” is defined in Section 11.2.
“Owner Group” means (i) Cheniere Energy Partners, L.P. and its subsidiaries (including Owner) and Owner's lenders and each of their Affiliates and (ii) the respective directors, officers, agents, employees and representatives of each Person specified in clause (i) above.
“Owner's Representative” is defined in Section 5.4.
“Party” is defined in the introductory paragraph of this Agreement.
“Person” means any natural person, firm, corporation, company, voluntary association, general or limited partnership, limited liability company, joint venture, trust, unincorporated organization, Government Authority or any other entity, whether acting in an individual, fiduciary, or other capacity.
“PHMSA” means the Pipeline and Hazardous Materials Safety Administration of the U.S. Department of Transportation.
“Project Contracts” means the agreements described in Schedule 5 and all other agreements related to the development, financing, construction, operation, and maintenance of the Facilities, including Additional Agreements and the License Agreements.
“Quality Jobs Program” means all rights, responsibilities, benefits and duties pursuant to the Louisiana Quality Jobs contracts effective as of January 1, 2005 and January 1, 2012 between O&M Services and the State of Louisiana.
“Retained Rights” is defined in Section 4.2.
“RTU” means remote terminal units.
“Secondment Agreement” means the Services and Secondment Agreement related to among other things the Services hereunder between O&M Services and Operator, as may be amended from time to time.
“Services” means all of the services to be provided by Operator pursuant to this Agreement, including those services described in Article III and Schedule 1 but excluding those services which are expressly to be provided by (a) the Manager under the Management Services Agreement or (b) Operator or any of its Affiliates (other than Cheniere Energy Partners, L.P. and its subsidiaries) under any other operation and maintenance, management service or similar agreement.
“SPL Facility” means Sabine Pass Liquefaction, LLC's facilities for the receipt of Natural Gas, the liquefaction of Natural Gas and the storage and send-out of LNG which facilities are located in Cameron Parish, Louisiana adjacent to the facilities of SPLNG.
“SPLNG” means Sabine Pass LNG, L.P.
“Standing Procedures” means the procedures prepared by Operator under Schedule 3.
“Subcontract” means any contract for the supply of goods, work, materials, or equipment in connection with the Services provided hereunder entered into between Operator and any Subcontractor.
“Subcontractor” means any Person party to a Subcontract with Operator.
“Successor Operator” is defined in Section 11.5.
“Tax” means any tax, duty, impost, and levy of any nature (whether state, local, or federal) whatsoever and wherever charged, levied, or imposed, together with any interest and penalties in relation thereto.
“Termination Date” is defined in Section 11.4.
“Termination Notice” is defined in Section 11.4.
“Year” means a period beginning at 0000 hours on the first Day of a calendar Year and ending at 2400 hours on the last Day of such calendar Year.

12.2Rules of Construction. In construing and interpreting this Agreement, the following rules of construction shall be followed:

(a)	words imparting the singular shall include the plural and vice versa;

(b)
a reference in this Agreement to any Article, Section, clause, or paragraph is, except where it is expressly stated to the contrary or the context otherwise requires, a reference to such Article, Section, clause, or paragraph herein;

(c)	headings are for convenience of reference only and shall not be used for purposes of construction or interpretation of this Agreement;

(d)
each reference to any Applicable Law shall be construed as a reference to such Applicable Law as it may have been, or may from time to time be, amended, replaced, or re-enacted and shall include any rule or regulation promulgated under any such Applicable Law;

(e)
the terms “hereof,” “herein,” “hereto,” “hereunder,” and words of similar or like import, refer to this entire Agreement and not any one particular Article, Section, Schedule, or other subdivision of this Agreement;

(f)	any accounting terms used but not expressly defined herein shall have the meanings given to them under GAAP as consistently applied by the Person to which they relate;

(g)	the word “including” and its syntactical variants means “includes, but not limited to” and corresponding syntactical variant expressions;

(h)
in computing any period of time prescribed or allowed under this Agreement, the Day of the act, event, or default from which the designated period of time begins to run shall be included and if the last Day of the period so computed is not a business day in the place where performance is due, then the period shall run until the close of business on the immediately succeeding business day; and

(i)
this Agreement shall be deemed to be the work product of each Party hereto, and there shall be no presumption that an ambiguity should be construed in favor of or against Owner or Operator solely as a result of such Party's actual or alleged role in the drafting of this Agreement.

ARTICLE II.

APPOINTMENT OF OPERATOR AND TERM
2.1Appointment. Owner hereby appoints Operator, and Operator accepts the appointment, to operate and maintain the Facilities, and to perform the Services, on and subject to the terms and conditions of this Agreement.

2.2Term. The term of this Agreement commenced on November 26, 2007 and unless sooner terminated as provided herein, shall continue in full force and effect until twenty (20) years after the last LNG production train located at the SPL Facility reaches substantial completion under the engineering, procurement and construction agreement pursuant to which such train is built (the “Initial Term”). The term of this Agreement shall continue for twelve (12) months following the end of the Initial Term and for twelve (12) month periods following each anniversary of the end of the Initial Term (each an “Extension Term”) unless either Party shall have given the other Notice of termination at least twelve (12) months prior to the end of the Initial Term or the end of an Extension Term, as the case may be.

ARTICLE III.

SCOPE OF SERVICES
3.1Generally. Operator shall operate and maintain the Facilities and perform the Services in accordance with the provisions of this Agreement. O&M Services shall provide Operator with the personnel required to be provided by O&M Services under the Secondment Agreement.
3.2Services. During each of the Initial Term and Extension Terms, Operator will perform the Services indicated on Schedule 1. Operator acknowledges that Owner is licensed to use certain intellectual property and other materials pursuant to the License Agreements, and that Operator will have access to or otherwise use certain of such intellectual property and other materials (the “Licensed IP”) in performing the Services for Owner. Operator agrees that it shall use the Licensed IP solely on behalf of Owner in order to provide the Services, and for no other purpose, and that Operator shall comply with the terms and conditions of the License Agreements (as such terms and conditions may be amended or supplemented from time to time in accordance with Section 6.1).
3.3Operator to Act as Independent Contractor. Operator hereby agrees to carry out the functions of, and to act as, an independent contractor in the performance of the Services under this Agreement.
3.4Exclusions from Services. Except as expressly provided in this Agreement or as authorized by Owner from time to time, Operator shall not:

(a)	describe itself as agent or representative of Owner;

(b)	pledge the credit of Owner in any way in respect of any commitments for which it has not received written authorization from Owner;

(c)	make any warranty or representation relating to Owner;

(d)	sell, lease, pledge, mortgage, encumber, convey, license, exchange, or make any other transfer, assignment, or disposition of the Facilities or any other property or assets of Owner;

(e)
except for Disputes between Operator and Owner arising under this Agreement, settle, compromise, assign, pledge, transfer, release, waive, or consent to the compromise, assignment, settlement, pledge, transfer, waiver, or release of, any claim, suit, debt, demand, or judgment against or due by Owner, or submit any such claim, dispute, or controversy to arbitration or judicial process, or stipulate to a judgment or consent with respect thereto;

(f)	make, enter into, execute, amend, modify, or supplement any Project Contract or any other contract or agreement on behalf of, or in the name of, Owner;

(g)	engage in any other transaction on behalf of, or in the name of, Owner which is not expressly permitted by this Agreement;

(h)	provide administrative, financial, tax or other commercial services with respect to the business of Owner except to the extent they relate solely to the operation and maintenance of the Facilities; or

(i)	exercise any of the Retained Rights.

3.5
Cooperation and Coordination with Manager. During the Operating Period, Operator agrees that it shall cooperate with the Manager to ensure that the operation and maintenance of the Facilities is performed in a manner required by the Project Contracts and in accordance with this Agreement.

3.6
Risk of Loss. Since November 26, 2007, Operator has been, and Operator shall continue be, responsible for the operation and maintenance of the Facilities and shall ensure that all necessary Services required to operate and maintain the Facilities are properly performed in accordance with the terms hereof. Except as otherwise provided herein, Operator does not have risk of loss for the Facilities, or Natural Gas owned by Customers or Owner.

3.7
Standard for Performance of Obligations. In the performance of Services hereunder, Operator shall not use any tangible assets of Owner for Operator's own benefit (except in the exercise of its rights and obligations under this Agreement) or for the benefit of Operator's Affiliates (other than Cheniere Energy Partners, L.P. and its subsidiaries) without the written consent of Owner which consent will not be unreasonably withheld. Operator will not engage in any Discriminatory Practice with respect to the performance of its obligations under this Agreement which adversely affects its performance of its obligations to the Owner under this Agreement. Operator shall operate and maintain the Facilities and perform all the Services hereunder in a good and workmanlike manner consistent with the performance of a prudent operator under the same or similar circumstances and in accordance with:

(a)	all Applicable Laws;

(b)	all Government Approvals, including the FERC Authorization;

(c)	the Project Contracts;

(d)	the terms of Operator's and Owner's insurance policies;

(e)	the terms of this Agreement;

(f)	the applicable Approved Operating Plan, Approved Budget, Approved Capital Budget and Approved Maintenance Program;

(g)	the Standing Procedures; and

(h)	the instructions of the Manager in accordance with the terms of the Management Service Agreement.
If Operator is aware of a conflict between any of the above requirements, Operator shall inform Owner, and Owner shall promptly resolve the conflict. Prior to such resolution by Owner, Operator shall give precedence to the obligations in the priority set forth above.
Notwithstanding anything herein to the contrary, in no event shall Operator be required to operate the Facilities if it determines in its reasonable opinion that to do so would violate the mutually agreed upon safety or environmental standards as determined by Owner and Operator.

3.8
Government Approvals. Operator shall procure, obtain, maintain and comply with all Government Approvals, including all modifications, amendments and renewals of Governmental Approvals which may be required under any Applicable Laws for the operation and maintenance of the Facilities and the performance of its obligations hereunder and which need to be procured and maintained by or in the name of Operator. Owner shall provide Operator with such assistance and cooperation as may reasonably be required in order to obtain and maintain all such Government Approvals. Operator shall provide Owner and any other Person nominated by Owner with such assistance and co-operation as may be reasonably required in order to obtain and maintain all necessary Government Approvals for the operation and maintenance of the Facilities. Operator shall perform the Services, including the operation and maintenance of the Facilities in accordance with the terms and conditions of the FERC Authorization and all other Government Approvals applicable to the operation and maintenance of the Facilities.

3.9
Liens. Operator shall not permit any Lien to be filed or otherwise imposed on any part of the Facilities as a result of the performance of the Services or its engagement or employment of any Subcontractor for the performance of the Services. If any Lien is filed as a result of Operator's breach of its responsibilities hereunder, and if Operator does not within thirty (30) days of the filing of the Lien cause such Lien to be released and discharged, or file a bond satisfactory to Owner in lieu thereof, Owner shall have the right to pay all sums necessary to obtain such release and discharge such Lien. Operator shall reimburse Owner for all such costs, including reasonable attorneys' fees, within five (5) days of Owner's written demand therefor. Notwithstanding the foregoing, Operator shall not be responsible for any Lien filed on the Facilities that was permitted by, or that arises out of or was caused by the actions of, Owner.

3.10
Qualification to Operator's Obligations. Operator shall: (i) not be liable to Owner for any Loss suffered or incurred by Owner or any third Person and (ii) be indemnified and held harmless by Owner for any Loss suffered or incurred by Operator or in respect of the claims of any third Person to the extent in each such case that such Loss is as a direct result of:

(a)	Operator's compliance with the terms of this Agreement or any other Project Contract;

(b)	Operator's compliance with any instruction or direction given by Owner or any constraint imposed by Owner at any time upon Operator which is different from those otherwise provided by this Agreement;

(c)
Owner's failure to comply with its obligations under this Agreement, including failure to make timely payment of Operating Expenses included in the Approved Operating Plan or otherwise payable in accordance with this Agreement, or any other Project Contract (unless any such obligation was to be performed by Operator pursuant to the terms of this Agreement or any other Project Contract), which failure has an adverse effect on Operator's ability to perform the Services except to the extent that such failure is a result of any negligence, willful misconduct or breach of this Agreement by Operator;

(d)	a design, manufacturing or construction defect in the Facilities or any component incorporated therein;

(e)	the absence or lapse of any Government Approval, other than any absence or lapse resulting from Operator's failure to comply with its obligations under Section 3.8;

(f)
a Contractor's failure to comply with its obligations under any Project Contract or any other contract between a Contractor and Owner relating to the Facilities, which failure results in Operator's inability to perform its obligations hereunder, except to the extent that such failure is a result of any negligence, willful misconduct or breach of this Agreement by Operator; or

(g)	lack of spare parts except to the extent that it is the result of any negligence, willful misconduct or breach of this Agreement by Operator.
3.11Federal DOT Operator Qualification. Operator shall submit to Owner a copy of its current DOT Operator Qualification (“OQ”) Plan for review and approval by Owner in writing. Operator shall provide to Owner for review and prior approval any future revisions to its OQ Plan.

ARTICLE IV.
RESPONSIBILITIES AND RIGHTS OF OWNER
4.1Owner Responsibilities. Owner shall perform and be responsible for the following ongoing activities:

(a)	providing and maintaining insurance in accordance with Section 14.1;

(b)
providing all public relations (except for those referred to in the Services) and assist Operator, if requested, in performing all necessary public relations activities with the local community and public agencies;

(c)	paying Operator the amounts owed under this Agreement;

(d)	complying, with Operator's assistance, with all Owner requirements in Government Approvals identified in Section 4.4;

(e)	managing all loan or financing agreements;

(f)
submitting, with Operator's assistance pursuant to Sections 4.4 and 6.3, Tariff filings, FERC 7(c) or (b) filings and general FERC reporting, including but not limited to Form 2, Form 567, Quarterly reports, and Fuel Retainage filings; and

(g)
approving all system purchases, development, and related budgets for pipeline software systems, including, but not limited to, SCADA, GIS, Transaction Management, Measurement Accounting, Informational Posting systems.

4.2Owner's Retained Rights. Owner shall retain all rights and powers relating to the operation and maintenance of the Facilities not specifically granted to Operator under this Agreement (the “Retained Rights”), including the following rights and powers:

(a)	review and determination of general policies and procedures not delegated to Operator;

(b)	approve of all press releases and publicity material relating to this Agreement or the Facilities;

(c)	approve of commitments to incur expenditures in relation to any expenditures not included in the applicable Approved Budget or Approved Capital Budget;

(d)	approve of any amendment to, waiver or revision of or termination of any Project Contract;

(e)	conduct or resolve any dispute in relation to any Project Contract (other than this Agreement in relation to Operator);

(f)
perform (or engage a third party to perform) any obligations of Operator if Operator fails to perform such obligations hereunder (which will result in a reduction in the Operating Expenses included in the Approved Operating Plan associated with such obligations equal to the reasonable costs of, or incidental to, performing (or engaging a third party to perform) such obligations);

(g)
other than routine and ordinary course matters regarding the operation and maintenance of the Facilities, with Operator's assistance pursuant to Sections 4.4 and 6.3, notify and communicate with Government Authorities regarding the Facilities;

(h)
enter and inspect the Facilities by Owner's employees or agents, to accompany or send prospective Customers to the Facilities for review, including any environmental assessment or review, and to make repairs or improvements. Prior to such access, Notice shall be given to Operator, whenever it is reasonable to do so; and

(i)
provide office space for Owner's employees, agents and others authorized by Owner and agreed to by Operator which agreement will not be unreasonably withheld to work, have meetings, conduct audits, investigations, entertain visitors and Customers, access to high speed internet network connection, private phone line, access to copiers, fax machines, use of general office supplies, toilets, showers and kitchen facilities, and capability to reserve conference rooms.

4.3Review and Approval. Except (i) for a request for consent to assignment of Operator's rights under this Agreement to a Person who is not an Affiliate of Operator and (ii) as expressly otherwise set forth in this Agreement, Owner shall review in a timely fashion and not unreasonably withhold its approval of all items submitted by Operator to Owner for its approval. Notwithstanding the foregoing, the Approved Operating Plan, Approved Budget, Approved Capital Budget and Approved Maintenance Program shall govern Operator's performance of its obligations hereunder until a new such plan, program or budget is approved by Owner in accordance with this Agreement.
4.4Government Approvals. Owner shall procure, obtain, and maintain all Government Approvals required under any Applicable Law to be obtained in the name of Owner for the operation and maintenance of the Facilities. Operator shall provide Owner with such assistance and cooperation as may reasonably be required by Owner to obtain, maintain and comply with all such Government Approvals.
ARTICLE V.
O&M EMPLOYEES AND REPRESENTATIVES OF PARTIES
5.1O&M Employees; Subcontractors. Operator and its Affiliates (including, without limitation, O&M Services) shall identify, recruit, interview, and subject to Owner's approval hire or engage the O&M Employees and any Subcontractors. Operator and O&M Services shall cause all O&M Employees to be, and ensure that all Persons providing services through Subcontractors are, qualified (and if required, licensed) in the duties to which they are assigned. The working hours, rates of compensation, and all other matters relating to the engagement of the O&M Employees and any Subcontractors shall be determined in accordance with an Approved Budget.
5.2Employee Compliance with Regulations. Operator shall ensure that each O&M Employee and Person providing services through a Subcontractor shall at all times comply with Applicable Laws and Governmental Approvals applicable to the Facilities and the regulations and safety requirements of Owner.

5.3Representative of Operator. Operator with Owner's approval has appointed a properly qualified individual to act as the representative of Operator (the “Operator's Representative”). Operator's Representative shall advise Owner on issues regarding the operation and maintenance of the Facilities. Operator's Representative is authorized and empowered to act for and on behalf of Operator on all matters concerning this Agreement and its obligations hereunder, other than any amendments to or waivers under this Agreement. In all such matters, Operator shall be bound by the written communications, directions, requests, and decisions given or made by Operator's Representative (or its designee) within the scope of its responsibilities. Operator shall not replace the Operator's Representative, whether such individual is an employee or subcontractor of Operator, without prior notice to the Owner's Representative of the identity of such individual and the prior approval of the appointed individual by the Owner's Representative, which approval shall not be unreasonably withheld. In the event that the Operator's Representative resigns from the employment of the Operator or its subcontractor for any reason whatever, or is otherwise incapacitated and unable to fulfill his contractual duties under this Agreement, Operator shall be responsible for replacing such individual with a properly qualified individual of suitable ability, who shall have been previously approved in writing by the Owner's Representative, whose approval shall not be unreasonably withheld or delayed.
5.4Representative of Owner. Owner has appointed an individual (“Owner's Representative”) to act as the representative of Owner in connection with the operation and maintenance of the Facilities. Owner shall notify Operator of the identity of any individual appointed in replacement thereof. Owner's Representative shall have full authority to act on behalf of Owner in all matters concerning the operation and maintenance of the Facilities and the performance of Owner's obligations under this Agreement, other than authority to agree to any amendments, modifications, or waivers of this Agreement, and except in relation to matters which Owner may from time to time by Notice to Operator reserve to itself. Owner shall, subject to the foregoing, be bound by the written communications, directions, requests, and decisions given or made by Owner's Representative within the scope of its responsibilities. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that, at anytime while the Owner is a wholly-owned subsidiary of Cheniere Energy Partners, L.P., whether directly or indirectly, (a) Owner and Owner Representative shall act at the direction of the GP Board as determined by the LLC Agreement, (b) no approval, consent, determination, decision, waiver, consultation or other similar action of Owner, through Owner Representative or otherwise, under or with respect to this Agreement (each, an “Owner Action”) shall be deemed to occur and be effective without the prior written approval of (i) the GP Board and (ii) to the extent the GP Board does not have authority to take such action under the LLC Agreement without approval of the Executive Committee (as defined in the LLC Agreement), as determined by the GP Board, the Executive Committee, (c) any Notice provided to Owner by Operator in connection with the performance of Services, termination of Services, Disputes or the Operating Plan shall be provided concurrently to the GP Board, and (d) Owner shall be entitled to, and, upon request, shall, provide the GP Board with all documentation, reports and other materials received under this Agreement; provided that the GP Board may delegate its authority to direct Owner and/or approve Owner Actions in its sole discretion, subject to any limitations in the LLC Agreement, and such delegation of authority shall be provided in writing to Operator.

5.5Operator Employment of O&M Employees. Operator acknowledges and agrees that all O&M Employees shall be employed by Operator or an Affiliate of Operator (other than Cheniere Energy Partners, L.P. and its subsidiaries (including Owner)). Operator will be responsible for, or arrange for, paying the salaries and all benefits of such employees, meeting all governmental liabilities with respect to such employees, and supervising and determining all job classifications, staffing levels, duties, and other terms of employment for the O&M Employees in accordance with Applicable Laws. Operator shall have full supervision and control over the O&M Employees and shall use all reasonable efforts to maintain appropriate order and discipline among its personnel and shall cause each Subcontractor to maintain similar standards with respect to such Subcontractor's personnel.
5.6Statutory Employees for Purposes of Louisiana Worker's Compensation Act. In all cases where Operator's or any of its Affiliates' employees (defined to include the direct, borrowed, special, or statutory employees of Subcontractors of any tier) are performing Services in or offshore the state of Louisiana or are otherwise covered by the Louisiana Workers' Compensation Act, La. R.S. 23:1021, et seq., Owner and Operator agree that the Services performed by Operator, Subcontractors of any tier, and Operator's and its Affiliates', and Subcontractors' (of any tier) employees pursuant to this Agreement are an integral part of and are essential to the ability of Owner to generate Owner's goods, products, and work for the purpose of La. R.S. 23:1061A(l). Furthermore, Owner and Operator agree that Owner is the statutory employer of Operator's and its Affiliates' and Subcontractors' (of any tier) employees for purposes of La. R.S. 23:106lA(3), and that Owner shall be entitled to the protections afforded a statutory employer under Louisiana law. Regardless of Owner's status as the statutory or special employer (as defined in La. R.S. 23:1031(c)) of the employees of Operator and its Affiliates and Subcontractors of any tier, and regardless of any other relationship or alleged relationship between such employees and Owner, Operator and its Affiliates (other than Cheniere Energy Partners, L.P. and its subsidiaries) shall be and remain at all times primarily responsible for the payment of all workers compensation and medical benefits to Operator's and its Affiliates', and Subcontractors' (of any tier) employees, and none of Operator, its Affiliates, or Subcontractors, or their respective insurers or underwriters shall be entitled to seek contribution or indemnity for any such payments from Owner or any other member of the Owner Group. Notwithstanding the foregoing, under no circumstances shall this Section 5.6 be interpreted to relieve Operator from its full responsibility and liability to Owner under this Agreement for the employees of Operator and its Affiliates or Subcontractors of any tier (whether or not such employees are a statutory, special or borrowed employee, or otherwise), including Operator's obligations to defend, indemnify and hold harmless the Owner Group from and against injury or death to such employees or damage to or destruction of property of such employees, as provided in this Agreement.
ARTICLE VI.
INFORMATION, REPORTS, AUDITS, RECORDS AND FERC REQUIREMENTS
6.1Information; Project Contracts. Owner shall provide Operator with all information in Owner's possession reasonably necessary for Operator to carry out its duties hereunder, as requested by Operator.
Operator and Owner acknowledge and agree that (a) Owner has delivered (or Operator is otherwise in possession of) a copy of each of the Project Contracts which is currently in effect to Operator on or prior to the execution of this Agreement and (b) Owner shall deliver a copy of each of the Project Contracts that is executed after the date hereof promptly after their execution. Before executing any amendment, modification or supplement to a Project Contract, or any other agreements which may affect the performance of the Services by Operator (each an “Additional Agreement”), Owner shall, to the extent reasonably practicable, consult with Operator to determine the impact (if any) of such Additional Agreement on any then-effective Approved Operating Plan, Approved Maintenance Program, Approved Budget, Approved Capital Budget, this Agreement or Operator's performance of the Services hereunder.
Within fourteen (14) days (or if additional time is required to review any Additional Agreement such longer period as may be agreed by the Parties) of receiving a proposed Additional Agreement for review, Operator shall notify Owner in writing that:

(a)
it can comply with such Additional Agreement without any amendment to this Agreement, the Services or the then-current Approved Operating Plan, Approved Maintenance Program, Approved Capital Budget or Approved Budget; or

(b)
setting forth any proposed changes to this Agreement, the Services or the then-current Approved Operating Plan, Approved Maintenance Program, Approved Capital Budget or Approved Budget and specifying the reasons why such changes are necessary.

Owner may in its sole discretion, enter into the proposed Additional Agreement, on or before receipt of Notice from Operator; provided, however, that in the event that Owner receives a Notice from Operator pursuant to Section 6.1(b) and has not incorporated each change requested by Operator into this Agreement, then (x) any Dispute relating to the need for such changes shall, following the execution and delivery of such Additional Agreement, be resolved pursuant to Article XVIII, and (y) pending resolution of such Dispute, Operator shall, subject to Section 3.10, comply with the terms and conditions of such Additional Agreement.
Owner shall cause a copy of each Additional Agreement executed and delivered by Owner to be provided to Operator within ten (10) days following execution and delivery thereof by each of the parties thereto. Notwithstanding anything to the contrary in this Section 6.1, Owner shall not be obligated to consult with Operator or distribute copies of the License Agreements or any amendments or supplements thereof to Operator to the extent such consultation or distribution is prohibited or otherwise limited by the terms and conditions of the License Agreements; provided that Owner shall inform Operator in writing of the terms of any amendments or supplements to the License Agreements entered into after the date hereof, to the extent that they may reasonably be expected to affect Operator's use of Licensed IP or Operator's performance of its obligations hereunder.
6.2Reports and Written Notices.
Operator shall provide Owner with such reports as are required or reasonably requested from time to time by Owner, and shall comply with those reporting requirements prescribed by

Applicable Laws or set out in the Project Contracts, the Approved Operating Plan, Approved Maintenance Program, the Standing Procedures, or any Government Approval which are defined in the Approved Operating Plan, Approved Maintenance Program, or the Standing Procedures as being Operator responsibilities. If Owner requests any report, contract, agreement, arrangement, document or other information relating to or in connection with the Facilities or the Services (including any Subcontracts, other third party contracts and any agreements or arrangements related thereto), Operator shall use reasonable efforts (subject to the provisions of any confidentiality or similar agreement to which Operator is a party) to attain such report, contract, agreement, arrangement, document or other information at the request of Owner and shall submit such report, contract, agreement, arrangement document or other information to Owner as soon as reasonably practicable following such request. Owner may from time to time specify any changes to be made to any of the formats for any report or plan (including any Operating Plan, Budget or Maintenance Program) required hereunder. The relevant revised format shall be adopted by Operator with effect from the date of such revision and shall be applied in relation to the first period to which such report or plan relates commencing after receipt of Owner's Notice specifying such changes.
6.3Cooperation With and Reporting to Governmental Authorities. Owner is required to provide regular reports and other information to the FERC, PHMSA and State of Louisiana pipeline and environmental safety agencies. The Facilities will also be subject to regular inspections by the FERC staff and PHMSA staff, and continuous monitoring by inspectors providing reports to the FERC and PHMSA. Operator shall assist Owner as Owner's agent with all interfaces with the FERC, PHMSA and State of Louisiana pipeline and environmental safety agencies as follows:

(a)
Operation and maintenance procedures and manuals, as well as emergency plans and safety procedure manuals, shall be completed by Operator prior to commissioning operations. These documents include selected Standing Procedures as listed in Schedule 3.

(b)
Implement, maintain, and timely post on Owner's Internet website as required by FERC regulations, a written log detailing the circumstances and manner of any discretionary decisions by Owner under the terms of its FERC tariff, any tariff waivers by Owner, and any other information of Owner that is required by FEFC Standards of Conduct to be publicized.

(c)
Significant non-scheduled events, including safety-related incidents (i.e., Natural Gas releases, fires, explosions, mechanical failures, unusual over pressurization, and major injuries) shall be reported to PHMSA and FERC staff within forty-eight (48) hours or such earlier period as required by Applicable Law. In the event an abnormality is of significant magnitude to threaten public or O&M Employee safety, cause significant property damage, or interrupt service, notification shall be made immediately, without unduly interfering with any necessary or appropriate emergency repair, alarm, or other emergency procedure. This notification practice shall be incorporated into the Facilities' emergency plan. Operator shall develop for Owner any such reports that may be required during the Operating Period. Examples of reportable incidents include:

▪	Fire;

▪	Explosion;

▪	Property damage exceeding $10,000;

▪	Death or injury requiring hospitalization;

▪
Unintended movement by environmental causes, such as an earthquake, landslide, or flood, that impairs the serviceability, structural integrity, or reliability of the parts of the Facilities that contain, control, or process Natural Gas;

▪	Any crack or other material defect that impairs the structural integrity or reliability of any part of the Facilities that contains, controls, or processes Natural Gas;

▪
Any malfunction or operating error that causes the pressure of a pipeline or a part of the Facilities that contains or processes Natural Gas to rise above its maximum allowable operating pressure (or working pressure for the Facilities) plus the build-up allowed for operation of pressure limiting or control devices;

▪	A leak in a part of the Facilities that contains or processes Natural Gas that constitutes an emergency;

▪
Any safety-related condition that could lead to an imminent hazard and cause (either directly or indirectly by remedial action of the Operator), for purposes other than abandonment, a twenty percent (20%) reduction in operating pressure or shutdown of operation of a pipeline or a part of the Facilities that contains or processes Natural Gas; and

▪
Any other significant non-scheduled event which in the judgment of Operator's or Owner's personnel and/or management should be reported even though it did not meet the above criteria or the guidelines set forth in the Facilities' incident management plan.

(d)
Assist Owner with compliance with all other requirements or Applicable Laws of the FERC, PHMSA and State of Louisiana pipeline and environmental safety agencies, except as otherwise stated in this Agreement or in the Approved Operating Plan, Approved Maintenance Program, or the Standing Procedures.

In the event of an incident, the PHMSA and FERC each have authority to take whatever steps are necessary to ensure operational reliability and to protect human life, health, property or the environment, including authority to direct the Facilities to cease operations. Following the initial notification, PHMSA and/or FERC staff will determine the need for Owner to file a separate follow-up report or follow-up in the upcoming semi-annual operational report. All follow-up reports should include investigation results and recommendations to minimize a reoccurrence of the incident. Operator shall develop for Owner any such reports that may be required if such an incident occurs.
6.4Notice of Certain Matters. Upon obtaining knowledge thereof, Operator shall submit to Owner prompt Notice of:

(a)	any litigation or claims, disputes, or actions, pending or threatened, concerning the Facilities, any Project Contract or the Services to be performed hereunder;

(b)
any lapse or termination of any Government Approval, or any refusal or threatened refusal to grant, renew, or extend, or any action pending or threatened that might affect the granting, renewal, or extension of any Government Approval;

(c)	any dispute with, or notice of violation or penalty issued by, any Government Authority; or

(d)	any other material information regarding the Facilities.
6.5Notice of Other Matters. The Operator also shall provide Notice to Owner of the matters described below within the time period specified for each matter:

(a)	The Operator shall provide Notice to Owner as soon as possible in the event of any equipment failure which will require an expenditure of greater than $10,000;

(b)	Operator will provide prompt Notice to Owner regarding any material deviations from the Approved Operating Plan;

(c)
With respect to any equipment procured by Operator on behalf of Owner, Operator shall deliver a copy of any relevant Manufacturer's Recommendations or other industry information to Owner as soon as reasonably practicable following receipt thereof by Operator;

(d)	Operator shall provide Notice as soon as possible of the violation of any Government Approval or Applicable Law in the operation and maintenance of the Facilities; and

(e)
Operator shall provide Owner with safety incident reports within three (3) Days of the occurrence of any safety incident except for any safety incident involving a significant non-scheduled event such as Natural Gas releases, fires, explosions, mechanical failures, unusual over-pressurizations or major injuries which shall be provided to Owner within eight (8) hours of the occurrence of such incident; provided, however, notification shall be provided to Owner immediately if the incident is of significant magnitude to threaten public or O&M Employee safety, cause significant property damage or interrupt the operation of the Facilities.

6.6Books and Records. Operator shall maintain complete, accurate, and up-to-date records, books, and accounts relating to the operation and maintenance of the Facilities, and as necessary to verify (i) the incurring and payment of all capital and operating expenditures, and

(ii) Operator's performance of its obligations hereunder. All financial books, records and accounts maintained by Operator shall be maintained in accordance with GAAP and FERC accounting standards, and shall be in a format sufficient to permit the verification referred to above. Operator shall retain all such books and records for five (5) years or longer if required by Applicable Laws.
6.7Audits. Owner or its designee shall have the right at its own expense to carry out audit tasks of a financial, technical, or other nature in relation to the operation and maintenance of the Facilities once each Year upon not less than thirty (30) days (or such shorter period if required by Applicable Law) prior Notice to Operator. Operator shall make available at Operator's home office location to Owner or its designee, and Owner or its designee shall have the right to review, all contracts, books, records, and other documents relating to the Services provided by Operator, and Owner or its respective designee may make such copies thereof or extracts therefrom as Owner or such designee may deem appropriate. Operator shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things required to be done, in connection with any financial report prepared by or on behalf of Owner, including preparing for or providing to Owner reports, certificates, schedules, and opinions.
ARTICLE VII.
OPERATING PLANS AND BUDGETS
7.1Maintenance Program. At the same time as it submits each new Operating Plan for the Facilities, Operator shall prepare and submit to Owner for its approval, as a part of the Operating Plan, Operator's proposed Maintenance Program for the following Operating Year. The Maintenance Program shall be comprised of a timetable of the proposed number of hours of maintenance and the timing of such maintenance, and shall contain such terms and conditions as required to enable the Facilities to comply with Owner's obligations under the Project Contracts. The proposed Maintenance Program will be submitted to Owner for its approval in accordance with the provision of Section 7.3 in conjunction with the approval of the Operating Plan for the Facilities. Except as provided in Article XVII, no changes shall be made to the Approved Maintenance Program by Operator without the prior written approval of Owner. However, following the establishment of the Approved Maintenance Program, Owner and Operator may agree to amendments to the Approved Maintenance Program and Operator shall incorporate such amendments into the Approved Maintenance Program promptly after receiving notification from Owner of such amendments.
7.2Operating Plans and Budget.

(a)
Not later than forty-five (45) days before the beginning of each Operating Year, Operator shall prepare and submit to Owner Operator's proposed Operating Plan for the Facilities for the following Operating Year. Each Operating Plan shall be prepared so as to comply and be consistent with Operator's obligations set out in Article III and shall only relate to the Services provided under this Agreement. Each Operating Plan shall show, in such detail reasonably required by Owner, and on a Month-by-Month basis, all relevant information relating to the anticipated operation and on-going maintenance of the Facilities by Operator, including the relevant information listed in Part 1 of Schedule 2. Together with each proposed Operating Plan submitted to Owner for an Operating Year, Operator shall prepare and submit to Owner a proposed Budget for the Facilities for that Operating Year, which shall only relate to the Services provided under this Agreement. The Budget shall show, in such detail reasonably required by Owner and on a Month-by-Month basis, an itemized estimate of the amount of each Operating Expense to be incurred in the implementation of the Operating Plan for the Facilities in that Operating Year by Operator. The Budget shall include reasonable detail regarding each expense category set out in Part 2 of Schedule 2 or shall be in such other form as Owner may reasonably request.

(b)
Operator acknowledges and agrees that no future Operating Plan shall require payment or reimbursement of, whether as Operating Expenses or otherwise, any costs and expenses (i) incurred by Operator or its Affiliates in or with respect to any Operating Year prior to the Operating Year to which the Operating Plan relates, (ii) except for equity or equity-based compensation to O&M Employees set forth in the Approved Budget, related to equity or equity-based compensation (including any compensation based on or otherwise related to Equity Securities (as defined in the Agreement of Limited Partnership of Cheniere Energy Partners, L.P., as may be amended from time to time), (iii) except for cash incentive compensation to O&M Employees set forth in the Approved Budget, related to cash incentive compensation, (iv) payable or otherwise related to any senior officer of Cheniere Energy, Inc., (v) related to or otherwise in connection with the Crest Royalty Agreement (as defined in the Agreement of Limited Partnership of Cheniere Energy Partners, L.P., as may be amended from time to time), (vi) allocating corporate overhead or administrative costs of or related to any member of the Operator Group (including costs associated with investor and public relations; accounting, finance and tax functions; human resources; business development efforts; sales and marketing; office space; third party professional, audit and legal expenses; travel and entertainment; telecommunications; computers and office equipment; insurance; and taxes), (vii) of compensation of personnel providing services pursuant to the Management Services Agreement, or (viii) which results in Cheniere Energy Partners, L.P. and its subsidiaries paying twice for the same service provided pursuant to this Agreement, and the Management Services Agreement or any other operation and maintenance agreement, any other management service or similar agreement or arrangement.

7.3Approval of Operating Plans, Budgets, and Maintenance Program. Upon receipt by Owner of a proposed Operating Plan, Owner shall consider the proposed Operating Plan and the corresponding Budget and Maintenance Program and, within thirty (30) Days after such receipt, shall in its discretion either provide its written approval of the proposed Operating Plan, Budget, or Maintenance Program or request specific amendments to be made thereto. If Owner does not request any amendments within said thirty (30) Day period, the Operating Plan and the corresponding Budget and Maintenance Program shall be deemed approved. During such period, Operator shall promptly provide to Owner all supplemental information as may be reasonably requested by Owner and, at the request of Owner, shall meet with Owner to explain and discuss the proposed Operating Plan, Budget, and Maintenance Program for the Facilities.
7.4Changes in Plans or Budgets. If Owner requests an amendment to a proposed Operating Plan, Budget, or Maintenance Program for the Facilities, the Parties shall seek to incorporate such requests through the following procedure:

(a)
Operator shall, within a reasonable time after its receipt of such request, submit to Owner a revised Operating Plan (including a revised Budget and, if applicable, a revised Maintenance Program) incorporating the amendments requested by Owner, other than any such amendments which, in the reasonable and professional opinion of Operator, will prevent its ability to perform the Services in accordance with Article III. When submitting the revised Operating Plan to Owner, Operator shall identify any amendments requested by Owner which have not been incorporated into such amended Operating Plan, together with its reasons therefor.

(b)
Within a reasonable time after its receipt of any revised Operating Plan, Budget, or Maintenance Program, Owner shall either provide its written approval of the same or notify Operator of the amendments which it wishes to make together with its reasons therefor. If Owner requests amendments, Owner and Operator shall attempt to resolve all outstanding issues within thirty (30) Days after receipt by Operator of Owner's notification of amendments to the revised Operating Plan, Budget, or Maintenance Program.

(c)
If no agreement can be reached on the proposed Operating Plan, Budget, or Maintenance Program, or any item therein, within a reasonable time, the matters in dispute shall be referred to the senior management of Owner and Operator for resolution and the undisputed matters shall be deemed approved. If such Dispute is not resolved within fifteen (15) days of the date of such referral, the proposed Operating Plan, Budget and Maintenance Program as modified pursuant to the instructions and directions of Owner shall be adopted as the “Approved Operating Plan,” “Approved Budget,” and “Approved Maintenance Program” for the applicable Operating Year.

(d)
Upon approval by the Parties, or the adoption by Owner, of any Operating Plan, Budget, and Maintenance Program for the Facilities, Operator shall thereupon be obligated to carry out the work included in the Approved Operating Plan and Approved Maintenance Program in accordance with the timetable and other parameters included therein and in accordance with the financial parameters included in the corresponding Approved Budget; provided, that if Operator has notified Owner in writing of any Dispute regarding such Approved Operating Plan, Approved Maintenance Program or Approved Budget but Owner has adopted such plan, program or budget without resolving such Dispute, Operator's obligations hereunder with respect to performing such disputed matter shall be subject to the terms and conditions of Section 3.10.

7.5Monthly Meetings; Modification of Operating Plan. Operator's and Owner's Representatives shall, if requested by either Party, meet on the fifteenth (15th) day of each Month, or if such day is not a business day, the first business day thereafter, to review and discuss:

(a)	the Billing Report for the Facilities for the preceding Month, as submitted by Operator pursuant to Section 9.6; and

(b)	any proposed adjustments in the relevant Approved Operating Plan, Approved Budget, or Approved Maintenance Program for the Facilities to reflect:

(i)	any changes in assumptions in the Approved Operating Plan, Approved Budget, or Approved Maintenance Program which might be desirable in the light of the performance of the Facilities;

(ii)	any other material change in circumstance or assumption in the Approved Operating Plan, Approved Budget, or Approved Maintenance Program; or

(iii)	any changes to the Services specified in the Approved Operating Plan, Approved Budget, or Approved Maintenance Program.
The Parties shall seek to agree upon (i) each expenditure incurred by Operator in the immediately preceding Month which varies from the Operating Expenses set forth in the Approved Budget for such Month, and (ii) proposed adjustments, if any, to be made to the Approved Operating Plan, in each case on or before the twentieth (20th) day of such Month. If the Parties cannot reach agreement on or before the twentieth (20th) day of the Month, any Dispute shall be referred to dispute resolution in accordance with Article XVIII. Any adjustment to the Approved Operating Plan as agreed to by the Parties or resolved in accordance with Article XVIII shall be incorporated into the relevant Approved Operating Plan and such adjustment shall become effective for purposes of this Agreement from the date of Owner approval thereof (or resolution of such Dispute pursuant to Article XVIII, if applicable) and shall be applied to the first period to which such adjustment relates following such approval or resolution.
7.6Deviation. Operator shall notify Owner promptly (a) of any material deviations or discrepancies from the projections contained in any applicable Approved Operating Plan, (b) if Operator reasonably anticipates that the Operating Expenses may materially exceed the Operating Expenses set forth in the Approved Budget, or (c) of the occurrence of a Force Majeure Event, change in Applicable Law, or other event or circumstance beyond the reasonable control of Operator which occurs and which results in an increase in costs to Operator in performing its obligations hereunder.
ARCITICLE VIII.
CAPITAL BUDGET
8.1Capital Budget Submittal. Prior to August 1st of each Operating Year, or other date established by Owner, Operator shall prepare and present to Owner a discretionary and a non- discretionary Capital Budget for the next Operating Year of capital items which Operator is aware and which Operator recommends be implemented to maintain the Facilities in good working order. The Parties intend that the Capital Budget will include matters relating to the replacement of the Facilities that require capital expenditures, excluding Facilities expansions, which will be planned and carried out by Owner as desired from time to time.
8.2Capital Budget Approval. Owner shall, on or before October 31st of the Operating Year, or other date established by Owner, consider and, if acceptable, approve the Capital Budget, after having made, in consultation with Operator, any necessary revisions, additions or deletions. Operator shall include the following information on work order estimates in the Capital Budget for the upcoming Operating Year:

(a)	Identification of all projected costs of proposed projects, which may be capitalized in accordance with Owner policies;

(b)	Details of the number of employees and contract personnel required to construct and operate any proposed capital projects;

(c)	Such other information as the Owner may have reasonably required the Operator to provide.

(d)	Operator, in addition, will provide Owner a three-year project plan for capital projects to be used for planning purposes.
8.3Commencement of Capital Projects. Owner and Operator will agree on the commencement of the capital projects at the beginning of the Operating Year. Any Notice to proceed with capital projects will contain the appropriate budget control requirements and expenditure levels delegated to Operator and will be at the Owner's expense. Operator shall promptly commence the Services for projects under its control, including permit acquisition, engineering procurement, materials and labor procurement in accordance with the Owner's policies. Operator shall notify Owner of right-of-way acquisition requirements, it being understood, however, that the responsibility for acquiring any right-of-way shall remain with Owner except that Operator shall maintain, on behalf of Owner, the Owner's title to the rights-of-way, associated records and files relating to same, including acquisition of rights of way for routine pipeline construction and enhancement projects and for ground beds for cathodic protection, right of way damages payments, and lease renewal fees. If requested by Owner, Operator shall assist Owner with the acquisition of rights-of-way.
8.4Additional Work Orders, Amendment, and Cancellation. Owner may at any time during the Operating Year approve additional work order requests for capital projects not included in the Approved Capital Budget. Operator will perform, at Owner's request, unbudgeted routine Facilities replacement type capital expenditure projects of the types mentioned in Schedule 1 at Owner's expense. Further, Owner may at any time, by Notice to Operator, amend or cancel any previously approved work order, provided that any amendment or cancellation shall not prevent Operator from being indemnified by Owner for any authorized contract, expenditure or other binding obligation previously made or incurred by Operator in reliance on a work order previously approved by Owner. If any work order is amended or canceled by Owner, Operator shall use commercially reasonable efforts to obtain the release or limit the liability of Owner with respect to any existing contract or other binding obligation, or to obtain the refund of any expenditure which is no longer covered by the prior approval of Owner, or as Owner may direct, and Operator shall be entitled to reimbursement of any costs incurred to carry out that effort.
8.5Work Order Variances. There shall be allowed a cost underrun/overrun allowance per work order equal to ten percent (10%) or $10,000, whichever is greater, of the amount of each approved work order. Operator will notify Owner by completing a work order log as soon as practicable of any use of the allowance and the reasons therefore.

(a)
Upon knowledge by Operator that the actual costs of implementing any item in the Approved Capital Budget may exceed the overrun allowance, and before the overrun allowance is exceeded, Operator shall promptly notify Owner.

(i)
If Operator expects a project overrun, Operator will notify the Owner verbally prior to spending the additional money. Operator shall then provide Owner with the written information necessary to allow Owner to make a decision whether to proceed or cancel the implementation of the capital item.

(ii)
Upon receipt of the notification and information, Owner shall promptly decide whether to proceed or cancel the implementation of the capital item and notify Operator of its decision verbally, and later in writing.

(b)	Likewise, upon knowledge by Operator that the actual costs of implementing any item in the Approved Capital Budget may be less than the underrun allowance, Operator shall promptly notify Owner.
ARTICLE IX.
RESPONSIBILITY FOR COSTS AND EXPENSES
9.1Owner and Operator Responsibility; Procurement of Materials and Services. Owner shall pay, or reimburse Operator for, all Operating Expenses. Operator is specifically authorized, as provided in a relevant Approved Budget or Approved Capital Budget, to procure materials and services as agent for and in the name of Owner, for which Owner shall pay the vendors of such materials and services, or at Owner's election, reimburse Operator for such materials and services. All invoices for materials and services procured under this Section 9.1 shall designate Owner as the purchaser of such materials and services.
9.2Operating Expenses. “Operating Expenses” shall mean, except as limited pursuant to Section 7.2(b), the aggregate of all costs and expenses incurred (and substantiated by copies of receipts or other evidence acceptable to Owner) by Operator which are directly related to the performance of the Services or by Owner in connection with the operation and maintenance of the Facilities less all sales and use Tax rebates relating to the Facilities and the construction thereof that any member of the Operator Group receives and that have not been paid to Owner pursuant to Section 9.8, and, except as limited pursuant to Section 7.2(b), shall include:

(a)	Labor Costs;

(b)
the cost of spares, tools, equipment, consumables, materials, chemicals, catalysts, and supplies (other than Natural Gas), including paint, procured in accordance with the provisions of this Agreement;

(c)	the cost of Operator's subcontract labor or services procured in accordance with the provisions of this Agreement;

(d)	capital expenditures and maintenance expenses incurred in accordance with the provisions of this Agreement;

(e)	permits and licenses necessary in the performance of Operator's duties in accordance with the provisions of this Agreement;

(f)	right-of-way oversight and maintenance, including any damages payments, lease rentals, recurring easement fees, and costs of realty rights if procured by Operator;

(g)	costs incurred for environmental assessments and inspections required by any Government Authority;

(h)	costs incurred for any plan which addresses pipeline integrity issues, including shallow cover and exposed pipe and low cathodic protection;

(i)	the cost of information technology;

(j)
the cost of any insurance premiums paid by Operator with respect to the insurance obtained and maintained by Operator pursuant to Section 14.1; provided that to the extent that Operator is liable under this Agreement for Losses covered by insurance, any deductible amount under any such insurance shall not be an Operating Expense;

(k)	the cost of office space, furnishings, equipment and supplies as well as the cost of copies, postage, telephone, and facsimile transmissions;

(l)	expenses of vehicles used in the performance of the Services in accordance with provisions of this Agreement;

(m)	the cost of transportation, travel, and relocation of O&M Employees;

(n)	all Taxes chargeable with respect to the operation and maintenance of the Facilities in accordance with Section 9.8;

(o)	the cost of recruiting and training O&M Employees; and

(p)	all other costs reasonably incurred in the performance of Operator's duties under this Agreement.

9.3Limitations. Except as provided in the following sentence, Operator shall have no authority to undertake any transaction or incur any expenditure in the name of or on behalf of Owner or otherwise, which is not part of or which exceeds any level specified in the then-current Approved Budget, unless approved in writing by Owner. Operator shall be entitled to incur any expenditure which is not part of or which exceeds any level specified in an Approved Budget if:

(a)	such expenditure is necessary to remedy an Emergency and is otherwise incurred in compliance with Article XVII; or

(b)	such type of expenditure is contemplated by an Approved Budget as it applies to a particular Month in an Operating Year, and such expenditure or expenditures with respect to the same activity:

(i)	is less than Ten Thousand Dollars ($10,000);

(ii)	does not result in Operator exceeding the applicable Monthly total for such Approved Budget by more than ten percent (10%); and

(iii)
in the reasonable judgment of Operator, will not result, and at year-end does not result in Operator exceeding the total amount of the Approved Budget for such Operating Year, as such Approved Budget may be adjusted from time-to-time during such Operating Year pursuant to Section 7.6.

9.4O&M Account. Operator has established with a bank in its own name an account for receipt of deposits (the “O&M Account”) for the purpose of paying Operating Expenses. Owner shall fund the O&M Account in accordance with Section 9.5. The O&M Account shall be the primary source for the payment of Operating Expenses hereunder, and Operator shall draw funds from such account to pay Operating Expenses.
Operator shall nominate individuals, to be approved by Owner, who shall have the written authority to sign checks against the O&M Account within limits to be agreed between Owner and Operator. Interest earned on the O&M Account shall accrue for the benefit of Owner and shall be used by Operator only for the payment of Operating Expenses incurred in accordance with the terms hereof.
9.5Estimated Operating Expenses. During each Operating Year, Operator shall submit to Owner an estimate of the amount of Operating Expenses to be incurred (on a cash basis) during the then current and immediately succeeding Month, with reasonable detail regarding the expected nature and estimated amount of each such Operating Expense. Not later than the fifteenth (15th) day of each Month thereafter during the Operating Period, Operator shall prepare and submit in writing to Owner an estimate of the total amount of Operating Expenses to be incurred (on a cash basis) during the immediately succeeding Month in accordance with the Approved Budget or otherwise authorized hereunder, with reasonable detail regarding the expected nature and estimated amount of each such Operating Expense. Owner shall ensure sufficient funds are available in the O&M Account to meet such estimated Operating Expenses for the immediately succeeding Month. Operator shall not be obligated to advance its own funds to the O&M Account for the payment of Operating Expenses. If such Monthly estimate is less than or greater than the Actual Operating Expenses for such Month in accordance with the Approved Budget or otherwise authorized hereunder, the difference shall be taken into account when Operator submits its estimate for Operating Expenses in respect of the next Month, with reasonable detail regarding the expected nature and estimated amount of each such Operating Expense. Operator shall document all reconciliations in writing, and with reasonable detail regarding the nature and amount of each Operating Expense incurred and shall provide Owner with copies thereof.
9.6Billing Reports. As soon as practicable after the end of each Month, but in any case within thirty (30) days after the end of each Month, Operator shall provide Owner with a Billing Report for the Facilities setting forth the Services provided to the Facilities, the Actual Operating Expenses incurred during such Month, with reasonable detail regarding the nature and amount of each such Actual Operating Expense, and a comparison between the amount of each Actual Operating Expense incurred during such Month and the amount set forth in the estimate provided by Operator for such Month. Each Billing Report shall only be with respect to this Agreement and the Actual Operating Expenses hereunder (and shall exclude any costs and expenses related to any other operation and maintenance agreement or any management service or similar agreement or arrangement) and shall be accompanied by reasonable detail to verify the Actual Operating Expenses were properly incurred, including appropriate time records, receipts, cost accounting coding, and other information as Owner may reasonably request. Concurrently with each Billing Report, Operator shall also provide Owner with an invoice, payable by Owner within thirty (30) days of receipt, reflecting the Operating Expenses in that Month for the Facilities (i) included in the Approved Budget or otherwise permitted under Section 7.4 and (ii) to the extent not already paid by Owner.
9.7Budget Reconciliation. As soon as practicable following the end of each Month, but in any case within thirty (30) days after the end of each Month, Operator shall provide Owner with a detailed reconciliation report which shall set forth (a) the difference between the total amount of all Actual Operating Expenses incurred during such Month for the Facilities and the Operating Expenses which were projected to be incurred during such Month in the Approved Budget for the Facilities, (b) the actual amount incurred for each line item in and the amount of each line item in the Approved Budget for the Facilities in that Month, and (c) the reasons for such deviations. In Operator's final Billing Report submitted after the end of the term of this Agreement, Operator shall set forth a final reconciliation of the items described in this Section 9.7 and any other items due or payable under this Agreement.
9.8Taxes.
(a)Notwithstanding anything in this Agreement to the contrary, Operator shall be responsible for the payment of any income, franchise or similar tax assessed or based upon the gross or net income of Operator and Owner shall be responsible for the payment of any income, franchise or similar tax assessed or based upon the gross or net income of Owner.
(b)If any Tax (other than payroll or other employee-related Taxes) is chargeable to Operator in respect of Operating Expenses, including the supply of goods and services hereunder to or by Operator, Owner shall pay such Tax directly to the appropriate Government Authority, or, at Owner's election reimburse Operator for such Tax. Operator and O&M Services shall, following consultation with Owner's Representative, apply for any exemption available to it in respect of any Tax payable by Operator or O&M Services.
(c)O&M Services shall participate in the Quality Jobs Program, abide by all legal and administrative requirements of the Quality Jobs Program and timely submit all Quality Jobs Program tax rebate filings to the appropriate Louisiana governmental authorities. Operator shall cooperate with O&M Services to ensure O&M Services abides by all legal and administrative requirements of the Quality Jobs Program and timely submits all Quality Jobs Program tax rebate filings to the appropriate Louisiana governmental authorities. Operator shall pay any tax rebate amounts received pursuant to the Secondment Agreement to Owner within five business days of having received such rebates.
ARTICLE X.
FORCE MAJEURE
10.1Nonperformance. Neither Party shall be in default in the performance of any of its obligations under this Agreement or liable to the other Party for failing to perform its obligations hereunder (other than the obligation to pay money when due, as adjusted and/or limited pursuant to Section 10.3) to the extent prevented by the occurrence of a Force Majeure Event.
10.2Obligation to Diligently Cure Force Majeure. The Party affected by a Force Majeure Event shall:

(a)
provide prompt Notice to the other Party of the occurrence of the Force Majeure Event, which Notice shall provide details with respect to the circumstances constituting the Force Majeure Event, an estimate of its expected duration, and the probable impact on the affected Party's performance of its obligations hereunder;

(b)	use all reasonable efforts to continue to perform its obligations hereunder;

(c)	take all reasonable action to correct or cure the event or condition constituting the Force Majeure Event;

(d)
use all reasonable efforts to mitigate or limit the adverse effects of the Force Majeure Event and damages to the other Party, to the extent such action would not adversely affect its own interests; and

(e)	provide prompt Notice to the other Party of the cessation of the Force Majeure Event.
10.3Effect of Continued Event of Force Majeure. Following the occurrence of a Force Majeure Event, Operator (a) shall take all reasonable measures to mitigate or limit the amount of Operating Expenses until the effects of the Force Majeure Event are remedied, (b)

shall consult with Owner with respect to its plans to mitigate or limit such Operating Expenses, and (c) shall take such actions as are reasonably directed by Owner after consultation with Operator. Owner shall continue to pay such reduced Operating Expenses as provided herein.
10.4     Labor Matters Exception. It is understood and agreed that the settlement of strikes or lockouts or other industrial disturbances will be entirely within the discretion of the Party having the difficulty, and settlement of strikes, lockouts, or other labor disturbances when that course is considered inadvisable is not required, and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Party when such course is inadvisable in the discretion of the Party having the difficulty.
ARTICLE XI.
EVENTS OF DEFAULT AND REMEDIES
11.1Operator Events of Default. The following circumstances shall constitute events of default on the part of Operator (“Operator Events of Default”) under this Agreement:

(a)	the bankruptcy, insolvency, dissolution, or cessation of the business of Operator;

(b)
Operator fails to obtain and maintain insurance required to be obtained and maintained by it under this Agreement which failure continues for thirty (30) Days after Operator's receipt of Notice of such failure from Owner;

(c)	Operator assigns its rights under this Agreement except as permitted hereunder;

(d)	Operator ceases to provide all Services required to be performed by it hereunder for ten (10) consecutive days except as required or permitted hereunder; or

(e)
a material failure by Operator to perform its obligations hereunder which continues for thirty (30) Days after Operator's receipt of Notice of such failure from Owner which Notice shall include Owner's recommendation for a cure of such failure, unless Operator commences to cure such failure within said thirty (30) Days and cures such failure within seventy-five (75) Days after its receipt of the aforesaid Notice.

11.2Owner Events of Default. The following circumstances shall constitute events of default on the part of Owner (“Owner Events of Default”) under this Agreement:

(a)	the bankruptcy, insolvency, dissolution, or cessation of the business of Owner;

(b)
a material failure by Owner to perform its obligations hereunder which continues for thirty (30) Days after Owner's receipt of Notice of such failure, unless Owner commences to cure such failure within said thirty (30) Days and either cures or continues to diligently attempt the cure of such failure; or

(c)	a default by Owner in its payment obligations to Operator, unless Owner has cured such breach within thirty (30) days from receipt of Notice from Operator.
11.3Remedies. Upon the occurrence and during the continuance of an Operator Event of Default, Owner shall have the right, in its sole and absolute discretion, to do any or all of the following: (a) terminate this Agreement pursuant to Section 11.4; (b) obtain specific performance of Operator's obligations hereunder; (c) perform (or engage a third party to perform) Operator's obligations hereunder in exchange for a reduction in the Operating Expenses included in the Approved Operating Plan associated with such obligations equal to the reasonable costs of, or incidental to, performing (or engaging a third party to perform) such obligations; and (d) subject to Article XVIII, pursue any and all other remedies available at law or in equity. Upon the occurrence and during the continuance of an Owner Event of Default, Operator shall have the right, in its sole and absolute discretion, to do any or all of the following: (A) terminate this Agreement; and (B) subject to Article XVIII, pursue any and all other remedies available at law or in equity.
11.4Termination Procedure. In the event of an Operator Event of Default or Owner Event of Default, the non-defaulting Party may give a Notice of termination to the other Party (a “Termination Notice”) which shall specify in reasonable detail the circumstances giving rise to the Termination Notice. This Agreement shall terminate on the date specified in the Termination Notice (“Termination Date”), which date shall not be earlier than the date upon which the applicable Party is entitled to effect such termination as provided herein.
11.5Successor to Operator. Upon receipt of a Termination Notice from Owner:

(a)
Operator shall use all reasonable efforts to facilitate the appointment and commencement of duties of any Person to be appointed by Owner to provide administrative and advisory services in connection with the operation and maintenance of the Facilities (the “Successor Operator”) so as not to disrupt the normal operation and maintenance of the Facilities and shall provide full access to the Facilities and to all relevant information, data, and records relating thereto to the Successor Operator and its representatives, and accede to all reasonable requests made by such Persons in connection with preparing for taking over the operation and maintenance of the Facilities.

(b)
Promptly after termination, Operator shall deliver to (and shall, with effect from termination, hold in trust for and to the order of) Owner or to the Successor Operator all property in its possession or under its control owned by Owner or leased or licensed to Owner. All spares, supplies, consumables, special tools, operating logs, books, records, operation and maintenance manuals, and any other items furnished as part of the Services hereunder or at direct cost to Owner shall be left at the Facilities.

(c)
Operator, to the extent allowed by such agreements and approvals, shall transfer to the Successor Operator, as from the date of termination, its rights as Operator under all contracts entered into by it, and all Government Approvals obtained and maintained by it, in the performance of its obligations under this Agreement or relating to the operation and maintenance of the Facilities. Pending such transfer, Operator shall hold its rights and interests thereunder for the account and to the order of Owner, Successor Operator, or Owner's designee. Owner shall indemnify Operator for all liabilities incurred by Operator under such contracts to the extent that such liabilities are caused by Owner, the Successor Operator, or Owner's designee during the continuation and performance of such contracts by Owner, the Successor Operator, or Owner's designee, as applicable. Operator shall execute all documents and take all other commercially reasonable actions to assign and vest in Owner all rights, benefits, interest, and title in connection with such contracts.

(d)
Upon Notice from Owner to Operator on or prior to the Termination Date, for a period of up to ninety (90) days following the Termination Date, Operator shall provide the services of its O&M Employees as may be required or reasonably requested by Owner to enable Owner to operate and maintain Facilities and train any Successor Operator. The Notice invoking this provision may be included in the Termination Notice provided in Section 11.4, and shall provide Owner's good faith estimate of how many days Operator's services will be required post-Termination Date, up to the ninety (90) days specified herein. Subject to any limitations set forth herein, Operator's Operating Expenses, as set forth in the then-current Approved Budget or as otherwise reasonably incurred and agreed by the Parties in connection with the transition, shall be paid by Owner.

11.6Survival of Certain Provisions. The obligations of the Parties in Articles XI, XII, XIII, XIV and XVIII and Sections 21.9, 21.10 and 21.11 shall survive the termination or expiration of this Agreement.
ARTICLE XII.
INDEMNIFICATION
12.1Loss or Damage to the Facilities. Operator shall be responsible for any physical loss or damage to the Facilities resulting from Operator's gross negligence or willful misconduct in the course of the performance of its obligations under this Agreement, in an amount not to exceed One Hundred Thousand Dollars ($100,000) for any such loss or damage caused during a given Year.
12.2Operator Indemnity. TO THE FULLEST EXTENT PERMITTED BY LAW, OPERATOR SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OWNER GROUP FROM AND AGAINST ALL DAMAGES, LOSSES, COSTS AND EXPENSES (INCLUDING ALL REASONABLE ATTORNEYS' FEES, AND LITIGATION OR ARBITRATION EXPENSES) ARISING OUT OF OR RESULTING FROM OR RELATED TO (I) INJURY TO OR DEATH OF ANY MEMBER OF THE OPERATOR GROUP OR (II) DAMAGE TO OR DESTRUCTION OF PROPERTY OF ANY MEMBER OF THE OPERATOR GROUP OCCURRING IN CONNECTION WITH THE SERVICES, REGARDLESS OF THE CAUSE OF SUCH INJURY, DEATH, PHYSICAL DAMAGE OR DESTRUCTION, INCLUDING THE SOLE OR JOINT

NEGLIGENCE, BREACH OF CONTRACT OR OTHER BASIS OF LIABILITY OF ANY MEMBER OF THE OWNER GROUP.
To the fullest extent permitted by law, Operator shall indemnify, defend, and hold harmless the Owner Group against any and all Losses of whatever kind and nature, including all related costs and expenses incurred in connection therewith, in respect of personal injury to or death of third parties and in respect of loss of or damage to any third party property to the extent that the same arises out of:
(a)any breach by Operator of its obligations hereunder;
(b)any use of the Licensed IP (other than as expressly permitted under Section 3.2)
(c)any breach of any of the License Agreements caused by Operator, except to the extent Operator breached any provision of any amendment or supplement thereto entered into after the date hereof which provision was not disclosed to Operator pursuant Section 6.1;
(d)any negligent act or omission on the part of Operator; and
(e)any gross negligence or willful misconduct of Operator.
Any indemnification payable by Operator to Owner hereunder shall be net of any insurance proceeds received by Owner under Owner's insurance policies with respect to the circumstances giving rise to Operator' indemnification of Owner hereunder..
12.3Owner Indemnity. TO THE FULLEST EXTENT PERMITTED BY LAW, OWNER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OPERATOR GROUP FROM AND AGAINST ALL DAMAGES, LOSSES, COSTS AND EXPENSES (INCLUDING ALL REASONABLE ATTORNEYS' FEES, AND LITIGATION OR ARBITRATION EXPENSES) ARISING OUT OF OR RESULTING FROM OR RELATED TO (I) INJURY TO OR DEATH OF ANY MEMBER OF THE OWNER GROUP OR (II) DAMAGE TO OR DESTRUCTION OF PROPERTY OF OWNER GROUP (EXCLUDING THE FACILITIES) OCCURRING IN CONNECTION WITH THE SERVICES, REGARDLESS OF THE CAUSE OF SUCH INJURY, DEATH, PHYSICAL DAMAGE OR DESTRUCTION, INCLUDING THE SOLE OR JOINT NEGLIGENCE, BREACH OF CONTRACT OR OTHER BASIS OF LIABILITY OF ANY MEMBER OF THE OPERATOR GROUP.
To the fullest extent permitted by law, Owner shall indemnify, defend, and hold harmless Operator against any and all claims for Losses of whatever kind and nature, including all related costs and expenses incurred in connection therewith, in respect of personal injury to or death of third parties and in respect of loss of or damage to any third party property to the extent that the same arises out of:
(a)any breach by Owner of its obligations hereunder;

(b)any negligent act or omission on the part of Owner; and
(c)any gross negligence or willful misconduct of Owner.
Any indemnification payable by Owner to Operator hereunder shall be net of any insurance proceeds received by Operator under Operator's or Owner's insurance policies with respect to the circumstances giving rise to Owner's indemnification of Operator hereunder.
12.4.Louisiana Oilfield Anti-Indemnity Act. Operator, Owner and O&M Services agree that the Louisiana Oilfield Anti-Indemnity Act, La. Rev. Stat. § 9:2780, et. seq., is inapplicable to this Agreement and the performance of the Services. Application of these code sections to this Agreement would be contrary to the intent of the Parties, and each Party hereby irrevocably waives any contention that these code sections are applicable to this Agreement or the Services. In addition, it is the intent of the Parties in the event that the aforementioned act were to apply that each Party shall provide insurance to cover the losses contemplated by such code sections and assumed by each such Party under the indemnification provisions of this Agreement, and Operator agrees that the payments made to Operator hereunder compensate Operator for the cost of premiums for the insurance provided by it under this Agreement. The Parties agree that each Party's agreement to support their indemnification obligations by insurance shall in no respect impair their indemnification obligations.
12.5.Other Indemnity Rules. If any Losses arise, directly or indirectly, in whole or in part, out of the joint or concurrent negligence of the Parties, each Party's liability therefor shall be limited to such Party's proportionate degree of fault. Payments required to be paid by Operator to Owner under this Section 12.5 or due to breach of this Agreement shall not constitute an Operating Expense or otherwise be reimbursable to Operator from Owner.
ARTICLE XIII.
LIMITATION OF LIABILITY
13.1Limitation of Liability. The aggregate amount of damages, compensation, or other such liabilities (other than with respect to the indemnity provided in the first paragraph of Section 12.3) payable by Owner under this Agreement shall be limited to, and shall in no event exceed in each Year, an amount equal one hundred thousand Dollars ($100,000) plus reimbursable Operating Expenses for that Year.
The aggregate amount of damages, compensation, or other such liabilities (other than with respect to the indemnity provided in the first paragraph of Section 12.2) payable by O&M Services and Operator collectively under this Agreement shall be limited to, and shall in no event exceed in each Year, an aggregate amount equal to one hundred thousand dollars ($100,000) for that Year; provided that the foregoing limitation does not apply with respect to any claim relating to breach by Operator of its obligations hereunder with respect to the Licensed IP or the License Agreements.
13.2CONSEQUENTIAL DAMAGES. NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT OR UNDER ANY CAUSE OF ACTION RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER IN CONTRACT,

WARRANTY, TORT INCLUDING NEGLIGENCE, STRICT LIABILITY, PROFESSIONAL LIABILITY, PRODUCT LIABILITY, CONTRIBUTION, OR ANY OTHER CAUSE OF ACTION FOR SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING LOSS OF PROFIT, LOSS OF USE, LOSS OF OPPORTUNITY, LOSS OF REVENUES, OR LOSS OF GOOD WILL; PROVIDED THAT THE FOREGOING SHALL NOT APPLY TO INDEMNITIES EXPRESSLY PROVIDED IN THIS AGREEMENT.
ARTICLE XIV.
INSURANCE
14.1 Operator's Insurance Responsibilities. At all times during the term of this Agreement, Operator shall provide and maintain in full force and effect insurance of the types and with limits as reasonably defined by Owner. Operator may self-insure any portion or all of these requirements with the written approval of Owner.
14.2Owner's Insurance Responsibilities. At all times during the term of this Agreement, Owner shall provide and maintain in full force and effect property damage insurance and general liability insurance in accordance with Owner's usual and customary insurance practices. Owner may self insure any portion or all of these requirements.
14.3Subcontractors' Insurance. Prior to commencement of the Services and at all times during the term of this Agreement, Operator shall require each of its subcontractors to provide and maintain (a) Worker's Compensation, (b) Employer's Liability, (c) Automobile Liability, and (d) General Public Liability insurance coverage having minimum limits consistent with the normal coverages and limits for the type of work to be done by the subcontractor.
14.4Insurance Policies. All insurance policies provided and maintained by Operator's Contractors and subcontractors for services as to the Facilities shall:

(i)
At Operator's election, (x) be underwritten by insurers which are rated “A- VIII” or higher by the most current edition of Best's Key Rating Guide and which are authorized to write insurance in the state or states in which the Services are to be performed, or (y) be underwritten by insurers which are financially secure and are acceptable to Owner; and

(ii)
Be endorsed to specifically name Owner and its Affiliates as additional insured, excluding, however, Workers' Compensation. Operator will exercise all reasonable efforts to cause the Contractor and to require that the Contractor cause its subcontractors to obtain from their insurers an agreement to waive their subrogation rights against Owner and Operator.

14.5Other Requirements and Insurance Certificates. Operator shall ensure that the insurance maintained by Operator shall provide for at least ten (10) Days' Notice to be given to Owner prior to any cancellation, non-renewal, or material modification of such policies. The insurance maintained by Operator shall also provide that Operator's insurers' waive all rights of subrogation against Owner and its

Affiliates and representatives and that Owner and its representatives and Affiliates are named as additional insureds under such policies (except workers' compensation/employer's liability insurance). Operator shall, promptly after having obtained any such policy or policies, provide Owner with a certificate of insurance and shall notify Owner in writing of any changes therein from time to time or, prior to so doing, of the cancellation of any such policy or policies.
14.6Budget. The cost of obtaining and maintaining the insurance policies required by Section 14.1 and Section 14.2 are Operating Expenses and shall be included in the Budget for each Operating Year.
14.7Disclosure of Claims. Each Party shall promptly furnish the other Party with all information reasonably available to it relating to the operation and maintenance of the Facilities as is necessary to enable the first Party to comply with its disclosure obligations under the insurance which it has taken out, the terms of which have been disclosed to the other Party in writing. Each Party shall promptly notify the other Party of any claim with respect to any of the insurance policies referred to in Section 14.1 and Section 14.2, accompanied by full details of the incident giving rise to such claim. Each Party shall afford to the other Party all such assistance as may reasonably be required for the preparation and negotiation of insurance claims, save where such claim is against the Party required to give assistance.
ARTICLE XV.
ASSIGNMENT
15.1Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Owner may assign or transfer this Agreement or any of its rights, interests or obligations hereunder to any Person without the prior written approval of Operator; provided Owner gives Operator written notice of the name of the assignee or transferee as soon as reasonably practicable after the assignment or transfer. Operator may not assign or transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Owner, which shall not be unreasonably withheld. Operator may not assign any of its rights or obligations under this Agreement to any third party purchaser that does not have, in Owner's reasonable judgment, substantially similar financial and operating capabilities as Operator. Operator shall not assign or otherwise transfer all or any of its rights under this Agreement without obtaining any Governmental Approval which may be required for such assignment or transfer under Applicable Law. Any assignment or transfer not expressly permitted hereunder shall be null and void and have no force or effect.
ARTICLE XVI.
CONFIDENTIALITY
16.1Confidential Information. Subject to Section 16.2, Operator shall keep confidential all matters relating to the Services, the Project Contracts, the Facilities, and this Agreement, and will not disclose to any Person, any information, data, experience, know-how, documents, manuals, policies or procedures, computer software, secrets, dealings, transactions, or affairs of or relating to Owner, the Project Contracts, the Facilities, or this Agreement (the “Confidential Information”).
16.2Permitted Disclosure. The restrictions on disclosure of Confidential Information by Operator shall not apply to the following:

(a)
any matter which is already generally available and in the public domain other than through unauthorized disclosure by Operator or is otherwise known to Operator from a source that is not in violation of a confidentiality obligation to Owner;

(b)	any disclosure which may reasonably be required for the performance of Operator's obligations under this Agreement; or

(c)	any disclosure which may be required for the compliance by Operator with Applicable Laws or for the purposes of legal proceedings, if Operator has notified Owner prior to any such disclosure.
16.3Additional Undertakings of Operator. Operator further undertakes:

(a)
to limit access to Confidential Information to O&M Employees, Subcontractors, Operator's officers, directors, attorneys, agents, employees, Affiliates or other representatives who reasonably require the Confidential Information to ensure the satisfactory performance of the Services;

(b)
to inform each of its Subcontractors, officers, directors, attorneys, agents, employees and other representatives to whom Confidential Information is disclosed of the restrictions on disclosure of such information as set forth herein and to use reasonable efforts to ensure that all such Persons comply with such instructions; and

(c)
upon receipt of a written request from Owner and, in any event, upon completion of the Services or earlier termination of this Agreement to return to Owner all documents, papers, computer programs, software or records containing Confidential Information, if so requested by Owner.

16.4Public Announcements. Operator shall not, and Operator shall use reasonable efforts to ensure that its Subcontractors and their respective officers, directors, attorneys, agents, employees and other representatives shall not, issue or make any public announcement or statement regarding the Facilities, this Agreement or Operator's engagement hereunder unless, prior thereto, Owner has been furnished with a copy thereof and has approved the same, which approval will not be unreasonably withheld. Operator further warrants and undertakes that it shall refer all media inquiries with respect to this Agreement or the matters covered by this Agreement to Owner or Owner's Representative.

ARTICLE XVII.
EMERGENCIES
17.1Emergencies. Notwithstanding anything to the contrary herein in the case of an Emergency, Operator shall act in accordance with Applicable Law and the FERC Authorization as Operator deems necessary to prevent damage, injury or loss or to counteract or otherwise mitigate the effects of such Emergency.
17.2Notice; Further Action. In the event of an Emergency, Operator shall notify Owner's Representative of the Emergency as soon as practicable following the occurrence thereof, which Notice shall include detail with respect to any action being taken by Operator in response thereto and any expenditures incurred, or expected to be incurred, by Operator in connection with such Emergency. Operator shall take all reasonable steps to minimize the cost to Owner of its actions, having regard to the circumstances and the need to act promptly. Following such notification, at the request of Owner's Representative, the Parties shall discuss without delay the further actions, which should be taken as a result of the Emergency and the estimated expenditure, associated therewith. Operator shall also comply with the FERC and PHMSA notification procedures described in Section 6.3 of this Agreement or set forth in any other instructions from the FERC and PHMSA. Any communication with the news media or local officials made by Operator shall provide only enough information to satisfy immediate public concern.
17.3Owner's Notice. If Owner believes that an Emergency has arisen in relation to the Facilities, Owner may give Notice to Operator specifying the nature of the Emergency which it has identified and the manner in which it requests such Emergency to be rectified. Operator shall rectify such Emergency with all due diligence. If Operator fails to comply with such Notice promptly, Owner or its designees shall have the right to take such actions as may be necessary to remedy such breach by Operator and rectify the Emergency.
ARTICLE XVIII.
DISPUTE RESOLUTION
18.1Negotiation. In the event that any Dispute cannot be resolved informally within thirty (30) days after the Dispute arises, either Party may give written Notice of the Dispute (a “Dispute Notice”) to the other Parties requesting that a representative of Owner's senior management, Operator's senior management and O&M Services' senior management meet in an attempt to resolve the Dispute. Each such management representative shall meet at a mutually agreeable time and place within thirty (30) days after receipt by the non-notifying Party of such Dispute Notice, and thereafter as often as they deem reasonably necessary to exchange relevant information and to attempt to resolve the Dispute. At anytime while the Owner is a wholly-owned subsidiary of Cheniere Energy Partners, L.P., whether directly or indirectly, if such representatives agree to resolve any Dispute, such proposed resolution shall be submitted in writing, with reasonable detail regarding the terms thereof, to the GP Board, acting on behalf of Owner, and shall become effective solely upon the written approval thereof by the GP Board in its discretion. In no event shall this Section 18.1 be construed to limit any Party's right to take any action under this Agreement. The Parties agree that if any Dispute is not resolved within ninety (90) days after receipt of the Dispute Notice given in this Section 18.1 (including, at anytime while the Owner is a wholly-owned subsidiary of Cheniere Energy Partners, L.P., whether directly or indirectly, due to failure of the GP Board to approve any proposed resolution), then any Party may by Notice to the other Parties refer the Dispute to be decided by final and binding arbitration in accordance with Section 18.2.
18.2Arbitration. Any arbitration held under this Agreement shall be held in Houston, Texas, unless otherwise agreed by Owner and O&M Services, shall be administered by the Dallas, Texas office of the American Arbitration Association (“AAA”) and shall, except as otherwise modified by this Section 18.2, be governed by the AAA's International Arbitration Rules (the “AAA Rules”). Owner and O&M Services shall be the only Parties that participate in any arbitration under this Agreement. The number of arbitrators required for the arbitration hearing shall be determined in accordance with the AAA Rules. The arbitrator(s) shall determine the rights and obligations of the Parties according to the substantive law of the state of Texas, excluding its conflict of law principles, as would a court for the state of Texas. Owner and O&M Services shall be entitled to engage in reasonable discovery, including the right to production of relevant and material documents by the opposing Party or Parties and the right to take depositions reasonably limited in number, time and place; provided that in no event shall any Party be entitled to refuse to produce relevant and non-privileged documents or copies thereof requested by the other Party or other Parties within the time limit set and to the extent required by order of the arbitrator(s). All disputes regarding discovery shall be promptly resolved by the arbitrator(s). This agreement to arbitrate is binding upon the Parties and the successors and permitted assigns of either of them. At Owner's or O&M Services' option, any other Person may be joined as an additional party to any arbitration conducted under this Section 18.2, provided that the party to be joined is or may be liable to any Party in connection with all or any part of any Dispute between the Parties. The arbitration award shall be final and binding, in writing, signed by all arbitrators, and shall state the reasons upon which the award thereof is based. The Parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof. For purposes of any arbitration described in this Section 18.2, at anytime while the Owner is a wholly-owned subsidiary of Cheniere Energy Partners, L.P., whether directly or indirectly, (a) Owner shall act at the direction of the GP Board and no approval, consent, determination, decision, waiver, consultation or other similar action of Owner shall be deemed to occur and be effective without the prior written approval of (i) the GP Board and (ii) to the extent the GP Board does not have authority to take such action under the LLC Agreement without approval of the Executive Committee, as determined by the GP Board, the Executive Committee and (b) O&M Services shall have the authority to act on behalf of both itself and Operator and its decisions shall be final and binding on both itself and Operator.
18.3Continuation of Work During Dispute. Notwithstanding any Dispute, it shall be the responsibility of each Party to continue to perform its obligations under this Agreement pending resolution of Disputes.

ARTICLE XIX.
NOTICES
19.1Notice. Any notice, consent, approval or other communication under this Agreement (each a “Notice”) shall be in writing and shall be personally delivered, sent by prepaid mail or by a courier or transmitted by facsimile to a Party as follows or to such other address or facsimile number as the Party may substitute by Notice in accordance with this Section 19.1 after the date of this Agreement:

To Owner:
Cheniere Creole Trail Pipeline, L.P. 700 Milam Street, Suite 800 Houston, Texas 77002 Attention: President Facsimile Number: 713.375.6000

To Operator:
Cheniere Energy Partners GP, LLC 700 Milam Street, Suite 800 Houston, Texas 77002 Attention: Senior Vice President Facsimile Number: 713.375.6000

To O&M Services:
Cheniere LNG O&M Services, LLC 700 Milam Street, Suite 800 Houston, Texas 77002 Attention: Senior Vice President Facsimile Number: 713.375.6000
19.2Effective Time of Notice. A Notice given to a Party in accordance with this Article XIX shall be deemed to have been given and received:

(a)	if personally delivered to a Person's address, on the day of delivery;

(b)	if sent by courier or prepaid mail, on the day of delivery; and

(c)	if transmitted by facsimile to a Person's facsimile number, and a correct and complete transmission report is received by the sender, on the day of transmission.

ARTICLE XX.
REPRESENTATIONS AND WARRANTIES
20.1Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as to itself, that as of the date hereof:

(a)
it is duly organized and validly existing under the laws of its jurisdiction of its organization and has all requisite partnership or limited liability company, as the case may be, power and authority to own its property and assets and conduct its business as presently conducted or proposed to be conducted under this Agreement;

(b)
it has the partnership or limited liability company power and authority, as the case may be, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder;

(c)
it has taken all necessary action to authorize its execution, delivery and performance of this Agreement, and this Agreement constitutes the valid, legal and binding obligation of such Party enforceable against it in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors or by general equitable principles (whether considered in a proceeding in equity or at law);

(d)
no Government Approval is required for (i) the valid execution and delivery of this Agreement or (ii) the performance by such Party of its obligations under this Agreement, except such as (A) have been duly obtained or made or (B) can reasonably be expected to be obtained or made when needed;

(e)
none of the execution or delivery of this Agreement, the performance by such Party of its obligations in connection with the transactions contemplated hereby, or the fulfillment of the terms and conditions hereof: (i) conflict with or violate any provision of its organizational documents, (ii) conflict with, violate or result in a breach of, any Applicable Law currently in effect, or (iii) conflict with, violate or result in a breach of, or constitute a default under or result in the imposition or creation of, any security under any agreement or instrument to which it is a Party or by which it or any of its properties or assets are bound;

(f)
no meeting has been convened for its dissolution or winding-up, no such step is intended by it and, so far as it is aware, no petition, application or the like is outstanding or threatened for its dissolution or winding-up; and

(g)
it is not a party to any legal, administrative, arbitral or other proceeding, investigation or controversy pending, or, to the best knowledge of such Party, threatened, that would materially adversely affect such Party's ability to perform its obligations under this Agreement.

20.2Additional Representations and Warranties by Operator. Operator further represents and warrants to Owner that it or one of its Affiliates (other than Cheniere Energy Partners, L.P. and its subsidiaries (including Owner)) has or will hire O&M Employees who are fully qualified or able to be qualified to operate and maintain the Facilities in accordance with the terms hereof.
20.3OWNER'S DISCLAIMER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT AND UNDERSTANDING OF EACH PARTY THAT OWNER IS MAKING NO REPRESENTATION OR WARRANTY WHATSOEVER, WITH RESPECT TO OWNER'S FACILITIES, EXPRESS OR IMPLIED, AND OPERATOR SHALL TAKE POSSESSION OF OWNER'S FACILITIES COVERED HEREUNDER FOR THE PURPOSE OF PERFORMANCE OF THE SERVICES AND THE OPERATION AND MAINTENANCE OF THE FACILITIES “AS IS” AND “WHERE IS” WITH ALL FAULTS. OWNER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF OWNER'S FACILITIES (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE).
20.4DISCLAIMER OF ALL OTHER WARRANTIES. EXCEPT FOR ANY EXPRESS WARRANTIES SET FORTH IN THIS Article XX OR ELSEWHERE IN THIS AGREEMENT, THE PARTIES HEREBY DISCLAIM ANY AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY AND IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE XXI.
MISCELLANEOUS
21.1Severability. The invalidity or unenforceability, in whole or in part, of any of the sections or provisions of this Agreement shall not affect the validity or enforceability of the remainder of such sections or provisions. If any material provision of this Agreement is held invalid or unenforceable, the Parties shall promptly renegotiate in good faith new provisions to replace such invalid or unenforceable provision so as to restore this Agreement as nearly as possible to its original intent and effect.
21.2Entire Agreement. This Agreement, including any schedules hereto, contains the complete agreement between Owner and Operator with respect to the matters contained herein and supersedes all other agreements, whether written or oral, with respect to the subject matter hereof.
21.3Amendment. No modification, amendment, or other change to this Agreement will be binding on any Party unless executed in writing by the Parties and the Executive Committee. No modification, amendment, or other change to the rights or obligations of

O&M Services under this Agreement will be binding on O&M Services unless executed in writing by O&M Services.
21.4Additional Documents and Actions. Each Party agrees to execute and deliver to the other Party such additional documents and to take such additional actions and provide such cooperation as may be reasonably requested by the other Party to consummate the transactions contemplated by, and to effect the intent of, this Agreement.
21.5Schedules. The schedules to this Agreement form part of this Agreement and will be of full force and effect as though they were expressly set out in the body of this Agreement. In the event of any conflict between the other terms, conditions, and provisions of this Agreement and the schedules, the other terms conditions, and provisions of this Agreement shall prevail.
21.6Interest for Late Payment. Any amount due to a Party pursuant to this Agreement and remaining unpaid after the date when payment was due shall bear interest from the date such payment was due until paid at a rate equal to the Base Rate in effect from time to time.
21.7Services-Only Contract. This Agreement provides that Operator shall provide Services to Owner and shall otherwise perform in accordance with the terms and conditions hereof. Operator shall never assert, nor be deemed to have acquired, title to Natural Gas from the Facilities.
21.8Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which shall be deemed one and the same Agreement.
21.9Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Texas.
21.10No Third Party Beneficiary. This Agreement is for the sole and exclusive benefit of the Parties hereto and shall not create a contractual relationship with, or cause of action in favor of, any third party.
21.11No Partnership. Nothing in this Agreement shall be construed to create a partnership, joint venture or any other relationship of a similar nature between the Parties.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Day and year first above written.
Owner:

CHENIERE CREOLE TRAIL PIPELINE, L.P.
By: Cheniere Pipeline GP Interests, LLC,
its General Partner

By: /s/ R. Keith Teague

Name:	R. Keith Teague
Title:     President

Operator:

CHENIERE ENERGY PARTNERS GP, LLC

By: /s/ Meg A. Gentle
Name:    Meg A. Gentle
Title:     Senior Vice President and
Chief Financial Officer

O&M Services:

CHENIERE LNG O&M SERVICES, LLC

By: /s/ Graham McArthur
Name:    Graham McArthur
Title:    Treasurer

SCHEDULE 1
SERVICES PROVIDED BY OPERATOR
Subject to all Applicable Laws, Owner's policies and procedures as may be in effect from time to time, and FERC Authorization, as amended or supplemented from time to time, and the terms hereof, Operator shall provide the following Services relative to the Facilities:

a)
Routine Operations. Operator will conduct all routine field operations with respect to the Facilities, and shall procure and furnish all materials, equipment, services, supplies and labor necessary for the safe, routine and prudent operation, maintenance, routine non-major construction of the Facilities, routine engineering in support of these activities, and related warehousing and security, including, without limitation, the following:

i)	Maintain and operate all measurement, including RTU, EFM, and communications, equipment, where such activity is the obligation of Owner, in accordance with Owner's and industry standards.

ii)
Maintain and oversee pipeline rights-of-way including aerial patrol, markings and signage; and manage landowner and other third party encroachments to preserve Owner's easement rights and prevent interference with Owner's and Operator's ability to operate and maintain the Facilities.

iii)	In conjunction with Owner's IT personnel, maintain Owner provided GIS system including configuring all Owner provided data, system hardware, servers, communications equipment and licenses.

iv)	Maintain integrity systems including performance of pipeline coating maintenance and maintenance and operation of cathodic protection systems.

v)	Perform periodic testing, calibration, adjustment and external and internal inspection so as to keep the Facilities in good working order.

vi)
Perform routine equipment maintenance, repair, reconditioning, overhaul and replacement so as to keep the Facilities in good working order and demonstrate good housekeeping measures to maintain the Facilities.

vii)	Select and engage third party personnel as required to perform and oversee the operation, maintenance, repairs, and replacements of the Facilities.

viii)	Keep in force and effect, in the name of Owner, all permits and maintain records thereof as required by FERC Authorization and all Applicable Laws.

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ix)
Maintain, on behalf of Owner, the Owner's title to the rights-of-way, associated records and files relating to same, including acquisition of rights of way for routine pipeline construction and enhancement projects and for ground beds for cathodic protection, right of way damages payments, and lease renewal fees.

x)
In conjunction with Owner's Corporate EH&S, or any Contractor performing such services for Owner, create and maintain information systems with respect to permits, regulatory filings and rights-of-way so that matters such as renewals, expenditures, terminations, limitations on assignments and notification requirements can be tracked, maintained and complied with in accordance with applicable terms.

xi)	Enforce the Owner's FERC Gas Tariff gas quality specifications in effect from time to time as to gas transported in the Facilities.

xii)	Conduct all other routine Day-to-Day field operations of the Facilities.

xiii)
Order and purchase required material, supplies, and equipment of the types used in the ordinary course of operation of the Facilities as set out in the Approved Budget, including pipe for pipe replacements, routine meter betterments, and cathodic protection equipment, which are in conformance with the established Owner standards for materials.

xiv)
Operate and maintain, or if subcontracted to a third party, oversee the operation and maintenance of Owner's gas measurement points, including all measurement points leaving and or entering the Facilities, in accordance with all applicable standards, interconnect agreements and Owner's policies and procedures, including the Owner's FERC Gas Tariff.

xv)	Direct any requests for new gas connections or requests for new transportations services to Owner. Similarly, Operator shall not make any pipeline modifications not authorized by Owner.

xvi)
Develop and implement procedures for emergency and security response. These procedures will describe the measures that are necessary to protect employees, Owner property, and operations from man-made or emergency disruptions. Owner will approve all response measures developed by Operator. Operator will enact such procedures at, Operators discretion, in accordance with said procedures.

xvii)	At Owner's direction and with Owner's approval, develop and implement routine and recurring provisions for a pipeline integrity management plan.

xviii)	At Owner's direction and with Owner's approval, Operator will develop and implement routine and recurring provisions an internal corrosion mitigation plan.

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b)	Gas Control Operations. Operator will provide the following to perform Gas Control services to Owner.

i)	Operator personnel providing Gas Control services will be fully qualified based on procedures developed by Operator and approved by Owner.

ii)	Operator will locate the Gas Control Operations at the SPLNG control room at Sabine Pass.

(a)
Any permanent change in location will require sixty (60) Day advance Notice to Owner. Likewise, any change in temporary location due to communication outages, disaster recovery, or other events does not require advance Notice to Owner. Owner should be notified of the reason and expected duration of such events within one (1) hour of such occurrence.

(b)
Operator may change personnel performing Gas Control services at any time. Any change to personnel should be noticed to Owner within one (1) day of such change and revised contact information pursuant with Article XIX.

iii)	Owner will provide SCADA system for use by Operator's Gas Control personnel. All system hardware, communications equipment and licenses will be the responsibility of the Owner.

(a)	EFM, RTU and other devices will be provided, directly or indirectly, by Owner.

(b)	Maintenance of all equipment necessary to provide SCADA services to Gas Control will be provided by Owner's IT personnel and Operator.

iv)	Gas Control functions performed by Operator's personnel include the following;

(a)	Ensuring that gas volumes and pressures meet customer, operational and safety demands while maintaining detailed and accurate records of daily Gas Control operations.

(b)	Monitoring the SCADA system to analyze gas control data, respond to all SCADA alarms and ensure that pressures stay within Maximum Allowable Operating Pressures (MAOP).

(c)	Supporting daily commercial operating plans by making necessary adjustments to pressures, flow quantities, gas heating and line pack.

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(d)	Ensuring efficient use of heaters, regulators, gas measurement and related equipment to minimize fuel consumed and gas loss (LUAF).

(e)	Coordinating with downstream pipeline operators to confirm requests for Natural Gas flow, changes in conditions and general operating information.

v)
Operator agrees that Gas Control operating personnel will strictly conform to Owner's FERC Standards of Conduct, which may be amended from time to time, regarding marketing affiliate relations and including the 'no-conduit' obligation. The Owner's FERC Standards of Conduct are included herein in Schedule 4 and made a part of hereof.

vi)
Coordination of certain Day-to-Day planning activities to achieve the Gas Control requirements between Owner and Operator will be in accordance to the responsibility matrix provided below in Schedule 1 (e).

c)	Marketing Operations. Operator will provide Marketing Operations services to Owner utilizing shared employees with Operator's Customer Services personnel or others as determined by Operator.

i)	Operator personnel providing Marketing Operations functions will comply fully with the Owner's FERC Standards of Conduct included herein in Schedule 4 and made a part of hereof.

ii)	All questions regarding availability of pipeline services, rates for services, availability of services, future plans or similar matters will be forwarded to Owner for response by Owner.

iii)	Operator will conduct the following Marketing Operations tasks with respect to the Facilities:

(a)	Manage the Day-to-Day nominations, confirmations and scheduling processes with up and downstream operators and customers utilizing the Owner's Gas Transaction Management system.

(i)	Provide results of these processes, either via reports, screens or emails, to Owner.

(ii)	Provide results of these processes, either via reports, screens or emails, to Gas Control.

(b)	Manage Owner's automated and notice Informational Posting process.

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(c)	Manage the Allocations process utilizing the Owner's Gas Transaction system.

(i)	All material prior period adjustments will be reviewed and approved in advance by Owner and such approval will not reasonably be withheld.

(d)	Make Gas Transaction Management System changes to locations or other physical parameters, including capacity, as required or directed by Owner.

(e)	Generate contracts, amendments or capacity releases as necessary or at the request of Owner.

(f)	Generate and send monthly invoices to shippers.

(i)	Monthly invoices will be reviewed and approved by Owner.

(ii)	Changes to any billable rate must be approved by Owner.

(iii)	Access to rate screens within the Owner's Gas Transaction Management system will be governed by security roles approved by Owner.

(g)	Other activities that may be required from time to time by Owner.

iv)	Any discretion requiring a tariff waiver will be approved in advance by Owner. Such waiver will be posted to Owner's internet website in accordance with section c (iii) (2) above.

v)
Owner will provide the Gas Transaction Management and Informational Posting systems including software and hardware but excluding desktops and laptops used by Operator. Maintenance of these systems will be provided by Operator.

(a)	Any change request by Operator with regard to Owner's systems should be approved by Owner.

(b)	Owner reserves the unilateral right to change Gas Transaction Systems, names, logos, internet addresses or other identifying items.

vi)	Coordination of day-to-day Marketing Operations requirements between Owner and Operator will be in accordance to the responsibility matrix provided below in Schedule 1 (e).

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d)	Measurement Services. Operator will provide measurement accounting services to Owner. Measurement accounting services will include monitoring third party data.

i)	Owner will provide a measurement accounting system including software and hardware but excluding desktops and laptops used by Operator.

(a)	EFM, RTU and other devices will be provided, directly or indirectly, by Owner.

(b)	Maintenance of all equipment necessary to provide measurement accounting services will be provided by Owner's IT personnel and Operator.

ii)	To the extent that Owner and Operator have a shared commercial interest in a facility, the Parties agree to take reasonable efforts to agree to and approve measurement information.

(a)	The responsible measurement Party will be defined in the Interconnect Agreement executed between Owner and third Parties.

(b)
For other, non-physical locations, including LUAF, line pack, OBA or other inventory points, the Owner will have the right to approve data of monthly close. Such approval will not be unreasonably withheld.

iii)	Notwithstanding subsection (ii) above, Owner will have measurement accounting system security access to review, approve, modify and close measured or estimated quantities.

iv)	Coordination of day-to-day Gas Control requirements between Owner and Operator will be in accordance to the responsibility matrix provided below in Schedule 1 (e).

e)
Responsibility Matrix. The following matrix describes the normal day-to-day coordination of Gas Control, Marketing Operations and Measurement activities between Owner and Operator. Changes to these activities must be approved by Both Parties. Such approval will not be unreasonably withheld.

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O&M Pipeline Services
		P	Primary Responsibility
		V	Verification & Approval
		BP	Backup Primary (sick, vacation, on-call)
		BV	Backup Verification (sick, vacation)
Activities	Responsibilities
	Owner	Operator
Marketing Operations
Nominations, Confirmation & Scheduling	V	BV	P	BP
Liaison among customers, terminal, 3rd party, pipes & storage operators	V	BV	P	BP
Manage functions after hours	V	BV	P	BP
Measurement Allocation	V	BV	P	BP
Transaction management system maintenance	V	BV	P	BP
Review and post pipeline capacity, gas quality, and maintenance	V	BV	P	BP
Prepare and validate daily transaction and measurement activities	V	BV	P	BP
Monthly reconciliation & closing activities	V	BV	P	P			P
Billing support documentation	V	BV	P	P			P
Gas Control Planning
Plan pipeline operations and communicate with gas control	V	BV			BP	P
Track operations and coordinate with gas control	V	BV			BP	P
Maintain pipeline balance and LUAF	V	BV			BP	P
Gas Measurement
Verify EFM data collection & resolve data collection issues				BP	BV	V/BP	P
Analyse EFM data exceptions & edit measurement data		V		BP	BP/BV	P	P
Loan meter test & unmeasured gas and edit historical data as necessary		V		BP	BV	P	P
Maintain OBA between SPLNG & CTPL	V	BP/BV	P
PPA Approval	P	V	BP/BV
Discuss significant PPAs with customers	P	V	P		B	P
Maintain and evaluate physical gas balances	V	BV			BP	P	P
Measurement close	V		BV		BP	P	P

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SCHEDULE 2
OPERATING PLAN AND BUDGET INFORMATION
Part 1 - Operating Plan Information
The following information, as applicable, will be included in each Operating Plan:

a.	Planned routine operational services.

b.	Planned routine maintenance and repair for each part of the Facilities.

c.
Information regarding the inventory and proposed procurement of equipment, spares, tools and in the case of major equipment, the residual life, routine operational information, general operating data and other project data.

d.	Scheduled outages for major equipment.

e.
Staffing plans of Operator (indicating any changes in the level of staff or in the management personnel at the Facilities) and details of the numbers of part-time and temporary staff, consultants, operating staff and maintenance staff.

f.	Planned training program.

g.	Contract strategy and a description of material subcontracts proposed to be entered into and material subcontracts then in effect.

h.
Planned administrative activities and the status of relationships with parties to the local community and all Government Authorities having jurisdiction over the operation and maintenance of the Facilities or Operator.

i.
Operators recommendations on any matters affecting the operation and maintenance of the Facilities (such as modifications, capital improvements or capital expenditure or changes in the O&M Procedures Manual or Standing Procedures) together with reasons therefore.

j.
A description of any (i) change in Applicable Laws or (ii) proposed change in Applicable Laws of which Operator has knowledge, which in either case may affect the operation or maintenance of any part of the Facilities, together with a breakdown of any incremental costs associated therewith.

k.	Operator's environmental plan describing the actions necessary to ensure that the Facilities complies with all Government Approvals and all Applicable Laws, and

l.	Such other works and activities as are necessary for Operator to comply with its obligations under this Agreement.

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Part 2 - Budget Expense Categories
Operator will maintain expense categories in accordance with the FERC Uniform System of Accounts as directed by Owner. The following items are examples of the expense category details to be provided by Operator in each Budget submitted to Owner:
GENERAL and ADMINISTRATIVE

Payroll (office personnel) Benefits
Employee Expenses:
Training
Meals & Entertainment
Travel & Lodging
Mileage
Vehicle Expense
Outside Professional Services Insurance
Other

OPERATIONS AND MAINTENANCE (split between Operations and Maintenance is needed for each of these categories)

Payroll (field operations personnel)
Benefits
Employee Expenses
Training
Meals & Entertainment
Travel & Lodging
Mileage
Vehicle Expense
Outside Professional Services
Repairs & Maintenance
Occupancy - Office Rent
Occupancy - Utilities
Telecommunications
Leases - Other
Utilities - Field
Small Tools/Equipment
Consumables
Chemicals/Lubricants
Other

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SCHEDULE 3
STANDING PROCEDURES
Operator shall:

a.
Develop organization and staffing proposals for the Facilities together with a human resources policy to include a profile of suitable recruits, training requirements, compensation package, terms of employment (including, if agreed between the Parties as appropriate, an employee incentive scheme), mobilization requirements, industrial relations policy, union policy (if applicable) and job design;

b.	Prepare a set of safety procedures for working on all electrical, mechanical and chemical items located at the Facilities;

c.	Prepare a system and procedure for the control of material modifications to the Facilities;

d.	Prepare and maintain a confidential security plan regarding Facilities security including interface with Government Authorities;

e.	Prepare the O&M Procedures Manual which will contain the following specific manual instructions and procedures or the Facilities:

i.	Operations and Maintenance Procedures;

ii.	Pipeline Standard Operating Procedures;

iii.	Public Awareness Program;

iv.	Pipeline Integrity Management Program;

v.	Operator Qualification Plan;

vi.	Corrosion Control Procedures;

vii.	Measurement Standard Operating Procedures;

viii.	Pipeline Critical Site Security Plans;

ix.	Pipeline Operations Security Plan;

x.	Planned maintenance schedules;

xi.	Compliance Record Filing Plan

xii.	Emergency Response Plans;

xiii.	Damage Prevention Program;

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xiv.	Welding Procedures;

xv.	Non-Destructive Testing Procedures;

xvi.	Pipeline Repair Manual;

f.	prepare a work control system;

g.	prepare a budget and expenditure control system;

h.	prepare a stores and spares inventory recording and requisitions system; and

i.
prepare a procedure for the procurement of all supplies and services required by Operator to perform its obligations hereunder, including subcontractor control and supervision system and prepare a system for the review and updating of O&M Procedures Manual for the Facilities.

j.	prepare regulatory compliance and safe work practices procedures, including:

•	Access Control Plan and Procedures

•	[Homeland Security Compliance Procedures]

•	Valve Isolation Policy

•	Emergency Response Plan and Procedures

•	Facilities Safety Plan and Procedures

•	Safe Services Practices

•	DOT 199 Substance Abuse Prevention Program

•	Training and Operator Qualification Plan in accordance with DOT regulations set forth in 49 CFR Subpart N of Section 192.

k.	Prepare General Operations Plans and Procedures, including:

•	IT Plan and Procedures

•	Budget Planning and Procedures

•	Facilities Integration and Shared Services Plan

•	Security Plan and Procedures

•	Management Control and Reporting; Daily, Weekly, Monthly, Annual KPI's and Reports

•	Meeting Schedules and Agenda

•	Risk Management Plan and Risk Register

•	Contract Management Plan

•	Local Contracts Requirements for Materials and Services

•	Long Term Service Agreements

•	Maintenance Contracting Strategies and Selection

•	Radios, Telephones, Pagers, Satellite, Cellular Phone Plan

•	Measurement Manual

•	Vehicle policies and procedures

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•	Management of Change Procedures

•	Medical Emergency Response Plan and Procedures

•	Waste Management, Collection and Disposal Plan

•	Equipment and Vehicles Purchase, Receipt

•	Owner Equipment Handling Study

•	Operability Assurance Plan

•	Startup and Commissioning Plan

l.	Prepare Recruitment and Staffing Plans including:

•	Manpower Plan Forecast

•	Job Positions and Titles

•	Recruitment Timeline

•	Competencies by Position Families

•	Position Descriptions

•	Detailed Training Matrix

•	Specialized Training

•	Local Content Plan

•	Recruitment and Interviewing of candidates

•	HR policies and procedures

•	Training and Operator Qualification Plan

•	Training Schedules, Logistics and Activities

•	Training Evaluation and Employee Assessment

m.	Prepare Readiness Plan, including:

•	Procurement Plans and Procedures

•	Material Management Plan

•	Warehouse and Inventory Plan

•	2 Year Operating and Capital Spare Review

•	Capital Spares Purchase, Receipt, Stocking

•	Shelving Plan, Design, Purchase, Receipt, Installation

•	Set Up Warehouse

•	Set Up Laboratory

•	Set Up Main Control Room

•	Set Up Maintenance Shops

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SCHEDULE 4
OWNER'S FERC STANDARDS OF CONDUCT

Attached

1

SCHEDULE 5
LIST OF PROJECT CONTRACTS
Management Services Agreement dated May 27, 2013 by and between Cheniere Creole Trail Pipeline, L.P. and Cheniere LNG Terminals LLC
Transportation Precedent Agreement for Firm Transportation Services dated August 6, 2012 by and between Cheniere Creole Trail Pipeline, L.P. and Sabine Pass Liquefaction, LLC, as amended by that certain First Amendment to Transportation Precedent Services Agreement for Firm Transportation Services dated November 5, 2012
Credit Agreement dated as of May 28, 2013 among Cheniere Creole Trail Pipeline, L.P., Lenders, Morgan Stanley Senior Funding, Inc., as Administrative Agent and The Bank of New York Mellon as Collateral Agent and Depositary Bank
Interconnection Agreements

1)	Interconnect Agreement dated as of March 29, 2007 between Cheniere Creole Trail Pipeline. L.P. and Bridgeline Holdings, L.P.

2)	Interconnect Agreement dated as of February 14, 2007 between Cheniere Creole Trail Pipeline. L.P. and Natural Gas Pipeline Company of America LLC.

3)	Interconnect Agreement dated as of July 31, 2007 between Cheniere Creole Trail Pipeline. L.P. and Texas Eastern Transmission, LP.

4)	Amended and Restated Interconnect Agreement dated as of September 4, 2012 between Cheniere Creole Trail Pipeline. L.P. and Trunkline Gas Company, LLC.

5)	Interconnect Agreement dated as of September 1, 2007 between Cheniere Creole Trail Pipeline. L.P. and Transcontinental Gas Pipeline Corporation (Southwest Lateral).

6)	Interconnect Agreement dated as of September 1, 2007 between Cheniere Creole Trail Pipeline. L.P. and Transcontinental Gas Pipeline Corporation (Mainline).

7)	Interconnect Agreement dated as of February 7, 2008 between Cheniere Creole Trail Pipeline. L.P. and Sabine Pass LNG, L.P.
Balancing Agreements

1)	Operational Balancing Agreement dated April 1, 2008 between Transcontinental Gas Pipe Line Corporation and Cheniere Creole Trail Pipeline, L.P. for Mainline Location.

2)	Operational Balancing Agreement dated April 1, 2008 between Transcontinental Gas Pipe Line Corporation and Cheniere Creole Trail Pipeline, L.P. for Southwest Lateral Location.

3)	Operational Balancing Agreement dated April 1, 2008 between Natural Gas Pipeline Company of America LLC and Cheniere Creole Trail Pipeline, L.P.

4)	Operational Balancing Agreement dated February 19, 2008 between Bridgeline Holdings, L.P. and Cheniere Creole Trail Pipeline, L.P.

5)	Operational Balancing Agreement dated June 16, 2008 between Texas Eastern Transmission, LP and Cheniere Creole Trail Pipeline, L.P.

6)	Operational Balancing Agreement dated June 1, 2008 between Trunkline Gas Company, LLC and Cheniere Creole Trail Pipeline, L.P.

7)	Operational Balancing Agreement dated February 7, 2008 between Sabine Pass LNG, L.P. and Cheniere Creole Trail Pipeline, L.P.
Licenses Agreements

8)	Master Software License Agreement dated as of August 3, 2006 between Cheniere Pipeline Company and Quorum Business Solutions (U.S.A.), Inc.

9)	License Agreement (WinFlow Program Package) dated as of November 29, 2006 between Cheniere Energy, Inc. and Gregg Engineering Services, Ltd., as amended by Addendum effective August 31, 2007.

10)	License Agreement dated as of August 25, 2010 between Cheniere Energy, Inc. and Environmental Systems Research Institute, Inc.

11)	License and Service Level Agreement dated as of August 24, 2010 between Cheniere Energy, Inc. and Pictometry International Corp.

12)	End Customer License Agreement dated as of March 19, 2013 between Cheniere Energy, Inc. and SynerGIS Informationssysteme GmBH.
The following License Agreements are evidenced by a click-through agreement (written agreement not executed):

13)	Automation Solutions, Inc.

14)	Control Microsystems, Inc.

15)	Eagle Information Mapping, Inc.

16)	GIS Technology, Inc.

17)	American Innovations, Ltd.

18)	CartoPac Field Solutions
Master Services Agreements

1)	Master Services Agreement dated as of January 5, 2012 between Cheniere Creole Trail Pipeline, L.P. and A. J. Aviation, Inc.

2)	Master Service Agreement dated as of January 5, 2012 between Cheniere Creole Trail Pipeline, L.P. and Buffalo Gap Instrumentation & Electrical Co., Inc.

3)	Master Service Agreement dated as of January 5, 2012 between Cheniere Creole Trail Pipeline, L.P. and Corrpro Companies, Inc.

4)	Master Service Agreement dated as of February 1, 2012 between Cheniere Creole Trail Pipeline, L.P. and Eagle Information Mapping, Inc.

5)	Master Service Agreement dated as of March 28, 2012 between Cheniere Creole Trail Pipeline, L.P. and Furmanite America, Inc.

6)	Master Service Agreement dated as of March 19, 2012 between Cheniere Creole Trail Pipeline, L.P. and Liberty Pipeline Services, LLC

7)	Master Service Agreement dated as of January 5, 2012 between Cheniere Creole Trail Pipeline, L.P. and M. J. Harden Associates, Inc.

8)	Master Service Agreement dated as of January 12, 2012 between Cheniere Creole Trail Pipeline, L.P. and Project Consulting Services, Inc.

9)	Master Service Agreement dated as of January 3, 2012 between Cheniere Creole Trail Pipeline, L.P. and Providence Engineering & Environmental Group LLC

10)	Master Service Agreement dated as of March 13, 2012 between Cheniere Creole Trail Pipeline, L.P. and Roy Bailey Construction, Inc.

11)	Master Service Agreement dated as of January 12, 2012 between Cheniere Creole Trail Pipeline, L.P. and TRC Environmental Corporation

12)	Master Service Agreement dated as of January 16, 2012 between Cheniere Creole Trail Pipeline, L.P. and U.S. Valve Services & Training, Inc.

13)	Master Service Agreement dated as of January 9, 2012 between Cheniere Creole Trail Pipeline, L.P. and Vegetation Management Specialists, Inc.

14)	Master Service Agreement dated as of January 16, 2012 between Cheniere Creole Trail Pipeline, L.P. and Veriforce, LLC

15)	Master Service Agreement dated as of April 30, 2012 between Cheniere Creole Trail Pipeline, L.P. and Davies Construction, Inc.

16)	Master Service Agreement dated as of June 1, 2012 between Cheniere Creole Trail Pipeline Company, L.P. and Willbros Engineers (U.S.), LLC

17)	Master Service Agreement dated as of January 1, 2013 between Cheniere Creole Trail Pipeline Company, L.P. and Armor Plate, Inc.

18)	Master Service Agreement dated as of January 1, 2013 between Cheniere Creole Trail Pipeline Company, L.P. and Crain Brothers, Inc.

19)	Master Service Agreement dated as of January 21, 2013 between Cheniere Creole Trail Pipeline Company, L.P. and Global X-Ray & Testing, Corp.

20)	Master Service Agreement dated as of January 1, 2013 between Cheniere Creole Trail Pipeline Company, L.P. and Hatch Mott MacDonald, LLC.

21)	Master Service Agreement dated as of February 27, 2013 between Cheniere Creole Trail Pipeline, L.P. and Kidd Combustion Equipment Company, Inc.

22)
Engineering Agreement to Reconfigure Existing Interconnection Beauregard Parish, Louisiana - Transco Mainline dated as of February 29, 2012 between Cheniere Creole Trail Pipeline. L.P. and Transcontinental Gas Pipe Line Company, LLC

23)	Master Service Agreement dated as of January 1, 2013 between Cheniere Creole Trail Pipeline, L.P. and Reserve Equipment, Inc.

24)	Master Service Agreement dated as of April 5, 2013 between Cheniere Creole Trail Pipeline, L.P. and Sunland Construction, Inc.

25)	Master Service Agreement dated as of January 27, 2013 between Cheniere Creole Trail Pipeline, L.P. and Strike Construction, LLC

26)	Master Service Agreement dated as of February 27, 2013 between Creole Trail Pipeline, L.P. and WHC, Inc.

27)	Master Service Agreement dated as of August 20, 2012 between Cheniere Creole Trail Pipeline, L.P. and Badger Daylighting Corporation

28)	Master Service Agreement dated as of September 14, 2012 between Cheniere Creole Trail Pipeline, L.P. and Cameron International Corporation

29)	Master Service Agreement dated as of April 17, 2013 between Cheniere Creole Trail Pipeline, L.P. and Daniel Measurement Services, Inc.

30)	Master Service Agreement dated as of November 15, 2012 between Cheniere Creole Trail Pipeline, L.P. and Houston Inspection Field Services, LLC

31)	Master Service Agreement dated as of March 25, 2013 between Cheniere Creole Trail Pipeline, L.P. and R.W. Tools and Supply Company

32)	Master Service Agreement dated as of April 10, 2013 between Cheniere Creole Trail Pipeline, L.P. and Survey and Mapping, Inc.

Assignment and Assumption Agreement (to be dated on or about May 28, 2013) between Cheniere Pipeline Company and Cheniere Creole Trail Pipeline, L.P. establishing the assignment of the following contracts to Cheniere Creole Trail Pipeline, L.P.:

1)	Master Service Agreement dated as of October 6, 2011 between Cheniere Pipeline Company and Alliance Wood Group Engineering, L.P.

2)	Master Service Agreement dated as of July 6, 2010 between Cheniere Pipeline Company and Central Testing Company, Inc.

3)	Right of Way Services Agreement dated January 21, 2010 between Cheniere Pipeline Company and Contract Land Staff, LLC

4)	Master Service Agreement dated as of May 11, 2010 between Cheniere Pipeline Company and Driver Pipeline Company

5)	Environmental Spill Response and Clean Up Master Service Agreement dated as of April 7, 2008 between Cheniere Pipeline Company and Environmental Safety and Health Consulting Services, Inc.

6)	Master Service Agreement dated June 25, 2007 between Cheniere Pipeline Company and Industrial Solutions Group, L.L.C., and amended by Agreement Letter dated as of March 15, 2011

7)	Service Provider Agreement dated as of June 15, 2007 between Cheniere Pipeline Company and IRTH Solutions, Inc.

8)	Master Service Agreement dated as of October 14, 2011 between Cheniere Pipeline Company and L & L Sandblasting, Inc.

9)	Master Service Agreement dated as of April 26, 2010 between Cheniere Pipeline Company and M&H Energy Services

10)	Environmental Spill Response and Clean Up Master Service Agreement dated April 7, 2008 between Cheniere Pipeline Company and Oil Mop, L.L.C.

11)	Master Service Agreement dated as of June 28, 2010 between Cheniere Pipeline Company and R&M Energy Systems

12)	Master Service Agreement dated as of July 19, 2011 between Cheniere Pipeline Company and Reserve Compression Corp.

13)	Master Service Agreement dated as of March 26, 2008 between Cheniere Pipeline Company and Sagebrush Pipeline Equipment Co., Inc., amended by Letter Agreements dated December 7, 2009 and March 24, 2010

14)	Master Service Agreement dated as of April 22, 2010 between Cheniere Pipeline Company and TDW Services, Inc.

15)	Master Service Agreement dated as of September 23, 2011 between Cheniere Pipeline Company and Universal Ensco Inc.

16)	Master Service Agreement dated as of August 13, 2012 between Cheniere Pipeline Company and Bolt Geographic, Inc.

17)	Master Service Agreement dated as of August 10, 2010 between Cheniere Pipeline Company and Willbros Construction (U.S.) LLC

Purchase Orders

Order 15323 dated 02-JAN-2013. Supplier: Wood Group Mustang Inc. Description: Provide Engineering, Procurement Assistance and Construction Contract Management for Gillis Compressor Station - Tetco/Transco/Trunkline Interconnects and CTPL Tie In at SPLM. Work will be done under Master Service Agreement between Cheniere Pipeline Company and Alliance Wood Group Engineering, L.P. dated October 6, 2011

Order 15567 dated 20-MAR-2013. Supplier: Solar Turbines Inc. Description: Four (4) Gas Turbines, Startup/Commissioning Parts and delivery

Order 15658 dated 19-APR-2013. Supplier: Peerless MFG Co. Description: Purchase of Four (4) Filter Separators, Essential Options/Adders; Start Up Spares and Freight

Order 15659 dated 19-APR-2013. Supplier: Peerless MFG Co. Description: Purchase of Three (3) Filter Separators, Essential Options/Adders; Start Up Spares and Freight

Order 15660 dated 19-APR-2013. Supplier: Peerless MFG Co. Description: Purchase of Three (3) Filter Separators, Essential Options/Adders; Start Up Spares and Freight

Order 15722 dated 03-MAY-2013. Supplier: Hammco Inc. Description: Three (3) Gas Coolers, Options/Adders and Freight